Exhibit 10.15

HYATT HOTEL

FRANCHISE AGREEMENT

between

and

HYATT FRANCHISING, L.L.C.

DATED:                     , 200

i

(continued)

(continued)

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GUARANTY AND ASSUMPTION OF OBLIGATIONS

PIP (if applicable)

HYATT FRANCHISING, L.L.C.

FRANCHISE AGREEMENT

THIS FRANCHISE AGREEMENT is made and entered into as of                     , 200     (this “Agreement”) by and between                                         , a                      (“Franchisee”) and HYATT FRANCHISING, L.L.C., a Delaware limited liability company (“Hyatt”).

PRELIMINARY STATEMENT

Franchisee is the owner of, or has the right to occupy, certain real property located in                      that is more particularly described on Exhibit B hereto (the “Site”). Hyatt has the exclusive right to grant franchises for the establishment and operation of Franchise System Hotels (defined in Exhibit A). Hyatt and its Affiliates (defined in Exhibit A) have designed the Hotel System (defined in Exhibit A) so that the public associates Franchise System Hotels with first-class, high quality standards. Before signing this Agreement, Franchisee has independently investigated and evaluated the risks of investing in the hotel industry generally and acquiring a franchise from Hyatt specifically. Following Franchisee’s investigation and recognizing the benefits that Franchisee may derive from being identified with the Hotel System, Franchisee wishes to enter into this Agreement to obtain a franchise to use the Hotel System to operate a Franchise System Hotel located at the Site. In addition to other terms defined in this Agreement, the initial capitalized terms shall have the meanings set forth on Exhibit A.

NOW, THEREFORE, Franchisee and Hyatt agree as follows:

ARTICLE I

GRANT OF FRANCHISE, TERM AND AREA OF PROTECTION

1.1. Grant of Franchise and Guaranty. Hyatt grants Franchisee, and Franchisee accepts, the non-exclusive right and obligation to use the Hotel System during the Term (defined below in Section 1.2) to build or convert and operate the Hotel at the Site under the Proprietary Marks in accordance with this Agreement’s terms. Franchisee’s right to operate the Hotel as a Franchise System Hotel will cease upon termination or expiration of this Agreement. Franchisee also must ensure that each Controlling Owner, signs Hyatt’s required form of Guaranty and Assumption of Obligations. [Guaranty to be discussed on a deal by deal basis].

1.2. Term. The term of this Agreement (the “Term”) will commence on the Effective Date and expire without notice effective twenty (20) years from the Opening Date, subject to its earlier termination as set forth in this Agreement.

1.3. Rights in Area of Protection During AOP Term. Subject to the one exception below, during the period beginning on the Effective Date and ending              years after the Opening Date (the “AOP Term”), neither Hyatt nor any of its Affiliates will open and operate, or authorize any other party to open and operate, any other Franchise System Hotels the physical premises of which are located within the Area of Protection. The one exception to this restriction is that, if Hyatt or any of its Affiliates acquire (whether through purchase, sale, merger, consolidation, or other transaction) another chain, franchise system, group or portfolio of at least six (6) hotels, or acquire the right to operate or manage another chain, franchise system, group or portfolio of at least six (6) hotels, one (1) or more of which hotels are located, or are under contract or construction to be located, in the Area of Protection (as Hyatt and its Affiliates have the right to do), Hyatt and/or its Affiliates then will have the unrestricted right to convert, or cause to be converted, the acquired hotel(s) within the Area of Protection from its (or their) original trade identity to the Hotel System and then to operate, or authorize any other party to operate, such hotel(s) as Franchise System Hotels using the Hotel System, even if one (1) or more of the other acquired hotels, whether operating within or outside the Area of Protection, are not converted to Franchise System Hotels.

Franchisee acknowledges that its rights in the Area of Protection apply only during the AOP Term. Following the AOP Term, Franchisee will have no territorial rights or protection whatsoever, whether within or outside the Area of Protection, and Hyatt and its Affiliates may open and operate, and authorize any other parties to open and operate, other Franchise System Hotels the physical premises of which are located within the Area of Protection.

1.4. No Other Restrictions. Except for the limited exclusivity provided above, there are no restrictions on Hyatt or its Affiliates; Franchisee’s rights under this Agreement are nonexclusive in all respects; the Hotel has no territorial protection whatsoever; and Hyatt and its Affiliates have the right without any restrictions at all to engage in any and all activities Hyatt and they desire (including with respect to any and all types of lodging facilities), at any time and place, whether or not using the Proprietary Marks or any aspect of the Hotel System, whether or not those activities compete with the Hotel, and whether or not Hyatt or its Affiliates start those activities themselves or purchase, merge with, acquire, or affiliate with businesses that already engage in such activities. Hyatt and its Affiliates may engage in all activities not expressly prohibited in this Agreement. Hyatt and its Affiliates may use or benefit from, among other things, common hardware, software, communications equipment and services, administrative systems, reservation systems, franchise application procedures, central purchasing, approved vendor lists, and personnel, and may provide some or all of those Centralized Services specified on Exhibit C to other Hyatt-Affiliated Hotels and other hotels, lodging facilities and other businesses, even if they compete with the Hotel. Franchisee will have no right to pursue any claims, demands, or damages as a result of these activities, whether under breach of contract, unfair competition, implied covenant of good faith and fair dealing, divided loyalty, or other theories, because Franchisee has expressly allowed Hyatt and its Affiliates to engage in all such activities without restriction.

Franchisee acknowledges that Hyatt’s Affiliates currently operate other franchised and non-franchised systems for lodging facilities (including full service and select service hotels, time-share or interval ownership facilities, vacation clubs and senior living facilities) that use different brand names, trademarks, and service marks, including those with the “Hyatt” name as part of their brand name (such as, for example and without limitation, “Grand Hyatt” and “Park Hyatt”), some of which might operate and have facilities in the Area of Protection during the AOP Term, that will compete directly with Franchisee. Except as expressly described in Section 1.3, none of those activities, even other uses of the “Hyatt” name, will constitute a violation of this Agreement. Only the operation of a Franchise System Hotel the physical premises of which are located within the Area of Protection during the AOP Term would constitute a violation of this Agreement, unless the one exception noted above applies.

ARTICLE II

DEVELOPMENT AND OPENING OF THE HOTEL

Franchisee acknowledges that every detail of the Hotel System is important to Hyatt to develop and maintain the Hotel System’s standards and public image. Franchisee agrees to comply strictly with the Hotel System’s details, as set forth in the Manual or otherwise in writing. Franchisee must bear the entire cost of developing and constructing the Hotel, including professional services, financing, insurance, licensing, contractors, permits, equipment, and furnishings.

2.1. Hotel Development – New Development. This Section 2.1 applies if Franchisee is constructing a new Hotel at the Site.

(a) Franchisee’s managing owner or senior operations officer shall attend at Franchisee’s expense a one (1)-day orientation briefing at Hyatt’s headquarters in Chicago, Illinois to acquaint Franchisee with Hyatt’s building process and support structure within three (3) months after the Effective Date.

(b) Franchisee must prepare and submit to Hyatt for its approval within four (4) months after the Effective Date preliminary plans for the Hotel, including site layout and outline specifications (the “Preliminary Plans”). The Preliminary Plans must comply with the Design Standards, Hotel System and System Standards.

(c) Franchisee must prepare and submit to Hyatt for its approval within six (6) months after the Effective Date complete working drawings and specifications for the Hotel, with such detail and containing such information that Hyatt requires, covering the Hotel property; all structural, mechanical, electrical, plumbing, heating, ventilating, air conditioning and life safety equipment and systems; major architectural features and systems, including site layout and outline specifications; and FF&E (the “Detailed Plans”). The Detailed Plans must comply with the Design Standards, Hotel System and System Standards.

(d) Construction of the Hotel may not begin until Hyatt has approved the Detailed Plans in writing. For purposes of this Agreement, construction of the Hotel is deemed to have begun upon pouring concrete for the Hotel’s foundation or finished slab. After Hyatt approves the Detailed Plans, Franchisee may not make any material changes without Hyatt’s prior written consent, which Hyatt will not unreasonably withhold. If material changes in the Detailed Plans are required during the course of construction, Franchisee must notify Hyatt and seek Hyatt’s consent immediately.

(e) Construction must begin within twelve (12) months after the Effective Date. Franchisee shall notify Hyatt within (5) days after Franchisee commences construction. Construction shall continue uninterrupted (unless interrupted by Force Majeure) until the Hotel is completed.

2.2. Hotel Development – Conversion of an Existing Facility. This Section 2.2 applies if Franchisee is converting an existing hotel at the Site to a Franchise System Hotel.

(a) Franchisee agrees to renovate the Hotel in strict accordance with, and within the time frames set forth on, the attached PIP and in accordance with Franchisee’s Hotel renovation plans (the “Renovation Plans”). At Hyatt’s request, Franchisee agrees to submit the proposed Renovation Plans to Hyatt for Hyatt’s approval and Hyatt will respond to Franchisee’s request to review the Renovation Plans within 30 days of receipt. The Renovation Plans must comply with the attached PIP, the Hotel System and System Standards. If Hyatt requires Franchisee to submit the proposed Renovation Plans, renovations may not begin until Hyatt approves the Renovation Plans in writing. After Hyatt approves the Renovation Plans, Franchisee may not make any material changes to them without Hyatt’s prior written consent, which Hyatt will not unreasonably withhold or delay.

(b) If this Agreement anticipates Franchisee’s conversion of an existing franchised or managed facility to a Franchise System Hotel, then before any Proprietary Marks (including signage) are installed or displayed at the Site, and before Franchisee opens a Pre-Opening Sales Office or the Hotel is authorized to open as a Franchise System Hotel, Franchisee must submit evidence reasonably satisfactory to Hyatt of the termination of Franchisee’s previous franchise or management agreement in accordance with applicable legal requirements.

2.3. Pre-Opening Period and Technology System Installation.

(a) During the Pre-Opening Period, Hyatt or one or more members of the Hyatt Group will provide those certain Centralized Services to the Hotel as the Hyatt Group deems applicable. On or before the tenth (10th) day of each month during the Pre-Opening Period, Franchisee shall pay Hyatt the fees and other charges for the applicable Centralized Services, including those applicable Centralized Services Charges, for the previous month.

(b) Approximately three (3) months before the Hotel’s planned Opening Date, depending on the Hotel’s development schedule, Hyatt or its Affiliate will arrange for the sale, license and installation of the Technology System. Franchisee shall reimburse Hyatt and its Affiliates all costs and expenses that they incur in connection with the acquisition and installation of the Technology System, including Hyatt’s then current training fees, upon receiving Hyatt’s (or its Affiliate’s) invoice.

(c) Promptly after the Technology System is installed at the Hotel, Franchisee shall, subject to Hyatt’s approval and the other terms and conditions of this Agreement (including Franchisee’s compliance with the Hotel System, System Standards and applicable law), open and begin operating a Pre-Opening Sales Office at the Site. The Pre-Opening Sales Office shall be staffed by Franchisee’s Director of Sales. Hyatt shall include the Hotel in the next National Directory published after the date upon which Franchisee begins operating the Pre-Opening Sales Office.

2.4. Opening the Hotel.

2.4.1 Opening Deadline and Extension. The Hotel must be ready to open for business (a) within twenty-four (24) months after the Effective Date if Franchisee is constructing a new Hotel at the Site pursuant to Section 2.1, or (b) within six (6) months after the Effective Date (unless otherwise provided in the PIP) if Franchisee is converting an existing hotel at the Site to a Franchise System Hotel pursuant to Section 2.2 (as applicable, the “Opening Deadline”). If Franchisee wants to request an extension of the Opening Deadline, Franchisee must submit a written request and a Ten Thousand Dollar ($10,000) extension fee to Hyatt before the Opening Deadline. If Hyatt approves the extension, Hyatt will set a new Opening Deadline in consultation with Franchisee, and the extension fee will be non-refundable. If Hyatt denies the extension, Hyatt will refund the extension fee.

2.4.2 Conditions for Opening. Franchisee must not open the Hotel for business and begin operating the Hotel under the Proprietary Marks until: (a) Franchisee has properly developed and equipped the Hotel according to the Detailed Plans, Renovation Plans or PIP (as applicable), Design Standards, Hotel System and System Standards and in compliance with all applicable laws, rules and regulations; (b) all pre-opening training for the Hotel’s personnel has been completed to Hyatt’s satisfaction; (c) all amounts then due to Hyatt and its Affiliates have been paid; (d) Franchisee has obtained all required certificates of occupancy, licenses and permits to operate the Hotel; (e) Franchisee has given Hyatt copies of all insurance policies required under this Agreement, or such other evidence of insurance coverage and payment of premiums as Hyatt requests; (f) Franchisee has submitted to Hyatt a written certification that the Hotel is in compliance with the approved Detailed Plans or Renovation Plans (as applicable), was constructed in compliance with the PIP (if applicable), Design Standards, Hotel System and System Standards, and is in compliance with all applicable laws, together with other certifications from Franchisee’s architect and/or other professionals pursuant to Section 2.5; and (g) Hyatt has conducted a final pre-opening inspection and given Franchisee its written authorization to open the Hotel. Within ten (10) days after the Hotel is ready to open for business, Franchisee must ask Hyatt to conduct a final inspection, which Hyatt shall promptly conduct. Franchisee agrees to open the Hotel under the Proprietary Marks within ten (10) days after Hyatt’s authorization, which Hyatt will not unreasonably withhold. Hyatt’s determination that Franchisee has met all of Hyatt’s pre-opening requirements will not constitute a representation or warranty, express or implied, that the Hotel complies with any laws or a waiver of Franchisee’s non-compliance, or of Hyatt’s right to demand full compliance, with such pre-opening requirements. Franchisee shall indemnify Hyatt and its Affiliates for all costs and expenses that they incur directly or indirectly as a result of Franchisee’s failure to open the Hotel on or before the anticipated Opening Date specified by Franchisee or the Opening Deadline, whichever is earlier, including any amounts that Hyatt or its Affiliates pay with respect to customers whose reservations at the Hotel were cancelled due to Franchisee’s failure to open the Hotel by that date.

2.5. Hyatt’s Role as an Advisor. Hyatt’s review and approval of the Preliminary Plans and Detailed Plans or the Renovation Plans (as applicable), providing construction, design, architectural, planning and/or other services in connection with the Hotel (whether before or after signing this Agreement), and/or approval to open the Hotel are intended only to determine compliance with the PIP (if applicable), Design Standards, Hotel System and System Standards.

Hyatt will have no liability to Franchisee for the Hotel’s construction or renovation. It is Franchisee’s responsibility to make sure that the Hotel complies with Hyatt’s requirements, the Americans with Disabilities Act and similar rules, other applicable ordinances, building codes, and permit requirements. Franchisee acknowledges that Hyatt acts only in an advisory capacity and is not responsible for the adequacy or coordination of any plans or specifications, the integrity of any structures, compliance with applicable laws (including the Americans with Disabilities Act), any building code of any governmental authority, or any insurance requirement or for obtaining necessary permits, all of which shall be Franchisee’s sole responsibility and risk. Franchisee shall give Hyatt a written certificate or opinion from Franchisee’s architect, licensed professional engineer, or recognized expert consultant on the Americans with Disabilities Act stating that the Hotel conforms to the Design Standards and requirements of the Americans with Disabilities Act, related federal regulations, and all other applicable state and local laws, regulations, and other requirements governing public accommodations for persons with disabilities. At Hyatt’s request, Franchisee must give Hyatt copies of all other certificates of architects, contractors, engineers, and designers and such other similar verifications and information Hyatt reasonably requests.

2.6. Occupying the Site. Franchisee must provide Hyatt copies of any lease for the Hotel’s premises (and any amendments thereto) upon Hyatt’s request. Franchisee acknowledges that Hyatt’s approval of the Site is not a guarantee or warranty, express or implied, of the success or profitability of a Franchise System Hotel operated at that location. Hyatt’s approval indicates only that Hyatt believes that the Site meets its then acceptable criteria.

Franchisee must promptly send Hyatt a copy of any notice of default that Franchisee receives from any mortgagee, trustee under any deed of trust, or ground lessor for the Hotel and, at Hyatt’s request, any additional information Hyatt reasonably requests concerning any alleged default or any subsequent action or proceeding in connection with any alleged default. At Hyatt’s request, Franchisee must obtain from any ground lessor a comfort letter or other agreement that Hyatt specifies under which the ground lessor agrees to assume Franchisee’s obligations under this Agreement (subject to Hyatt’s rights under Article XII) if the ground lease terminates.

ARTICLE III

TRAINING, GUIDANCE AND ASSISTANCE

3.1. Orientation and Training.

3.1.1 Orientation. Within three (3) months after the Effective Date, the Hotel’s proposed general manager must attend a two (2)-day orientation program at Hyatt’s principal business address. If Franchisee replaces the Hotel’s general manager during the Term, Franchisee must have his or her replacement attend the orientation program within thirty (30) days (or such longer period that Hyatt periodically designates) after he or she assumes that position. Hyatt does not charge for the first session of this orientation program, but Franchisee must pay Hyatt’s then current fee for any additional programs that the Hotel’s personnel attend.

3.1.2 Initial Training Programs. Before opening the Hotel for business under the Proprietary Marks, each member of Franchisee’s Core Management team and other Hotel personnel whom Hyatt specifies must attend and successfully complete Hyatt’s training programs and curriculum for his or her respective position. During the Term, if Franchisee replaces any member of its Core Management team or any other individual whom Hyatt required to attend training, Franchisee must have his or her replacement attend and successfully complete the applicable training programs that Hyatt reasonably specifies within thirty (30) days (or such longer period that Hyatt periodically designates) after they assume their positions. Hyatt will designate the dates, locations, and duration of all training. Franchisee must pay Hyatt’s then current fee for any programs that the Hotel’s personnel attend.

3.1.3 Supplemental and Optional Training and Meetings. Hyatt may, at such times and places as it deems best, require the Hotel’s general manager, director of sales, director of food and beverage and/or rooms director to participate in regional and national meetings and other training programs that Hyatt periodically specifies for Franchise System Hotel personnel. Hyatt also may, at its option, offer various optional training programs from time to time during the Term. Supplemental and optional training may be conducted by, and tuition and other fees may be payable to, Hyatt, its Affiliates, or third parties that Hyatt designates.

3.1.4 Training Expenses. Franchisee is responsible for all costs of transportation, meals, lodging, salaries, and other compensation for Hotel personnel incurred in connection with training. If Hyatt holds any training for Franchisee at the Hotel, Franchisee must provide free lodging for Hyatt’s representatives.

3.2. Pre-Opening Team. Hyatt will send a pre-opening team consisting of appropriate size (in Hyatt’s reasonable opinion) to the Hotel to assist with the Hotel’s opening and training Franchisee’s staff with aspects of day-to-day operations, including laundry, customer service, food and beverage, and front desk operations. Franchisee must pay all travel and living expenses associated with this pre-opening team. The pre-opening team will arrive at or before the Hotel’s grand opening and stay for the period that Hyatt and Franchisee mutually agreed upon in good faith.

3.3. Manual. Hyatt shall provide Franchisee access to the Manual during the Term. Franchisee must comply with the terms of the Manual, as Hyatt periodically modifies it (other than any personnel and security-related policies and procedures, which are for Franchisee’s optional use). The Manual may include audiotapes, videotapes, compact disks, computer software, other electronic media, and/or written materials. It contains System Standards and information on Franchisee’s other obligations under this Agreement. Hyatt may modify the Manual periodically to reflect changes in System Standards. Franchisee agrees to keep its copy of the Manual current and in a secure location at the Hotel. If there is a dispute over its contents, Hyatt’s master copy of the Manual controls. Franchisee agrees that the Manual’s contents are part of the Confidential Information.

At Hyatt’s option, Hyatt may post some or all of the Manual on a restricted website or extranet to which Franchisee will have access. If Hyatt does so, Franchisee agrees to monitor and access the website or extranet for any updates to the Manual, System Standards, or other aspects of the Hotel System. Any passwords or other digital identifications necessary to access the Manual on a website or extranet will be deemed to be part of Confidential Information. Hyatt may require Franchisee to return a portion or the entire copy of the Manual given to Franchisee in paper or other tangible form after Hyatt posts the Manual on a restricted website or extranet.

3.4. Centralized Services. Except as provided elsewhere in this Agreement, Hyatt or one or more members of the Hyatt Group will provide to Franchisee those Centralized Services specified on Exhibit C, as amended by Hyatt for the Hotel System from time to time. In addition, except as otherwise provided for herein, Franchisee’s Hotel shall be listed in the National Directory.

3.5. General Guidance and Assistance. During the Term, Hyatt may advise Franchisee from time to time regarding the Hotel’s operation based on Franchisee’s reports or Hyatt’s evaluations and inspections and may guide Franchisee with respect to (a) System Standards that Franchise System Hotels use, (b) purchasing required and authorized FF&E and other items and arranging for their distribution to Franchisee, (c) advertising and marketing materials and programs, (d) employee training, and (e) administrative, recordkeeping, and accounting procedures. Hyatt may guide Franchisee in the Manual; in bulletins or other written materials; by electronic media; by telephone consultation; and/or at Hyatt’s headquarters or the Hotel. If Franchisee requests, and Hyatt agrees to provide, additional or special guidance, assistance, or training, Franchisee agrees to pay Hyatt’s then applicable charges, including Hyatt’s personnel’s per diem charges and travel and living expenses.

3.6. Other Arrangements and Delegation. Hyatt may arrange for development, marketing, operations, administration, technical, and support functions, facilities, services, and/or personnel with any other entity. Hyatt and its Affiliates may use any facilities, programs, services, and/or personnel used in connection with the Hotel System in Hyatt’s and its Affiliates’ other business activities, even if these other business activities compete with the Hotel or the Hotel System. Franchisee agrees that Hyatt has the right to delegate the performance of any portion or all of its obligations under this Agreement to third-party designees, whether these designees are its Affiliates, agents, or independent contractors with whom Hyatt contracts to perform these obligations. If Hyatt does so, the third-party designees will be obligated to perform the delegated functions for Franchisee in compliance with this Agreement.

3.7. Annual Conventions. Hyatt may, at its option, hold an annual convention for Franchise System Hotels (the “Annual Convention”) at a location Hyatt designates. At Hyatt’s option, the Annual Convention may be combined with an annual convention for some or all other Hyatt-Affiliated Hotels. Hyatt may require Franchisee’s general manager and other key Hotel personnel to attend the Annual Convention. Franchisee must pay Hyatt’s then current attendance fee for each person from the Hotel who attends the Annual Convention. Franchisee also must pay all expenses that its attendees incur to attend the Annual Convention.

ARTICLE IV

OPERATION OF THE HOTEL

4.1. Centralized Services. Franchisee will participate in all Mandatory Services and related programs, and may (at Franchisee’s option) participate in any or all Non-Mandatory Services and related programs, in the manner that Hyatt periodically specifies. Hyatt may, where it deems appropriate in its judgment, limit the scope of those Centralized Services provided to franchised Franchise System Hotels, including, by way of example and without limitation, by limiting the access that franchised Franchise System Hotels have to certain customer and other proprietary information for Hyatt-Affiliated Hotels other than the Hotel. The Hyatt Group also may provide additional services to other Hyatt-Affiliated Hotels and to Franchise System Hotels that Hyatt and its Affiliates own and/or operate which are not provided to franchised Franchise System Hotels.

4.2. Management of the Hotel. Unless Hyatt approves in writing, Franchisee must at all times retain and exercise direct management control over all aspects of the Hotel’s business. Upon request by Franchisee, Hyatt will provide a list of pre-approved management companies. Franchisee must have its employees and approved independent contractors satisfactorily complete all required orientation and training programs. Franchisee must hire and properly train all Core Management and have a Core Management team in place at the Hotel at all times, as Franchisee is responsible for management of the Hotel’s business. Franchisee is solely responsible for hiring the Core Management personnel and determining the terms and conditions of their employment, provided that Franchisee must:

(a) before engaging any general manager, submit to Hyatt the identity and qualifications of the proposed general manager, including resume, work history, experience, references, background verifications and other information that Hyatt reasonably requests. Hyatt shall have the right to conduct an in-person interview of the proposed general manager, and Franchisee shall reimburse Hyatt for all travel and other expenses relating thereto. Franchisee shall not engage any general manager unless he or she has been approved by Hyatt, which approval Hyatt will not unreasonably withhold, condition or delay; and

(b) ensure that each other member of the Core Management team has appropriate industry experience and is otherwise qualified to hold his or her position at the Hotel. The Core Management team must devote full time to their duties at the Hotel.

In addition, Franchisee may not enter into a Management Arrangement without Hyatt’s prior written consent, which Hyatt will not unreasonably withhold, condition or delay. Any management company hired by Franchisee to operate the Hotel will be required to attend and satisfactorily complete required training programs, sign the documents Hyatt requires to protect the Proprietary Marks, Copyrighted Materials, and Confidential Information, and agree to perform its management responsibilities in compliance with this Agreement. Nevertheless, Hyatt may refuse to approve a management company which is a Brand Owner or that has an Affiliate which is a Brand Owner. Hyatt hereby approves Franchisee’s initial Management Arrangement with                      for the Hotel’s management. Even after Hyatt approves a

Management Arrangement, Hyatt may at its option revoke that approval, and upon delivery of written notice to Franchisee require Franchisee to terminate the Management Arrangement, if the management company or any of its Affiliates at any time becomes a Brand Owner or to comply with this Agreement; provided that, if Hyatt revokes its approval, Franchisee will have thirty (30) days to retain a replacement Management Arrangement meeting the requirements of this Agreement

4.3. System Standards. Subject to Article X, Franchisee must operate the Hotel twenty-four (24) hours a day, every day, and use the Hotel premises solely for the business franchised under this Agreement. Franchisee must at all times ensure that the Hotel is operated in compliance with the Hotel System, the Manual (other than any personnel and security-related policies and procedures contained in the Manual, which are for Franchisee’s optional use), and all other mandatory System Standards and other policies and procedures Hyatt periodically communicates to Franchisee, as Hyatt may periodically modify them. System Standards may regulate, among other things:

(a) Franchisee’s obligation to maintain the Hotel in first class condition and in a clean, safe, and orderly manner, including periodic cleaning, repainting and redecorating of the Hotel and repair and replacement of FF&E;

(b) the provision of efficient, courteous, competent, prompt, and high-quality service to the public;

(c) quality standards and the types of services, concessions, operating supplies, amenities and other items that Franchisee may use, promote, or offer at the Hotel;

(d) Franchisee’s use of the Proprietary Marks and display, style, location, and type of signage, as outlined in this Agreement, the Manual, and other written directives Hyatt periodically issues;

(e) directory and reservation service listings of the Hotel and methods for using required and authorized ADS and GDS;

(f) creating a favorable response to the name “Hyatt®” and the names of any brand extensions, other Proprietary Marks and brand-specific programs bearing the “Hyatt” name;

(g) honoring all nationally recognized credit cards and other payment mechanisms that Hyatt periodically designates and entering into all necessary credit card and other agreements with the issuers of those cards and other applicable parties (which may, at Hyatt’s option, be a member of the Hyatt Group);

(h) complimentary and reduced-rate room policies applicable to all similarly situated Franchised System Hotels (subject to Reasonable Deviations);

(i) mystery shopper programs, guest relations programs, and guest complaints and resolution programs, including reimbursing dissatisfied guests for their costs of staying at the Hotel and participating in other guest satisfaction programs in the manner Hyatt periodically specifies;

(j) delivering to Hyatt or otherwise providing Hyatt access to the names of Hotel customers and guests and Franchisee’s sales and customer database;

(k) record retention policies and programs; and

(l) participation in and compliance with the terms of all of Hyatt’s marketing, reservation service, rate and room inventory management, advertising, cooperative advertising, guest frequency, discount or promotional, customer award, Internet, computer, training, and operating programs, including a property management system that interfaces with the CRS or any other central reservation system Hyatt periodically adopts. Hyatt may periodically establish and/or coordinate these programs with third parties Hyatt designates. These third parties might (but need not) be Hyatt’s Affiliates. Franchisee must sign and comply with any license, participation and other agreements Hyatt periodically specifies relating to these programs.

Because complete and detailed uniformity under many varying conditions might not be possible or practical, Franchisee acknowledges that Hyatt specifically reserves the right and privilege, as Hyatt deems best, to vary System Standards for any Franchise System Hotel based upon the peculiarities of any condition or factors that Hyatt considers important to that hotel’s successful operation. Franchisee has no right to require Hyatt to grant Franchisee a similar variation or accommodation.

Hyatt’s mandatory System Standards do not include any personnel or security-related policies or procedures that Hyatt (at its option) makes available to Franchisee in the Manual or otherwise for Franchisee’s optional use. Franchisee will determine to what extent, if any, these optional policies and procedures should apply to the Hotel’s operations. Franchisee acknowledges that Hyatt does not dictate or control labor or employment matters for franchisees and their employees and will not be responsible for the safety and security of Hotel employees or patrons.

4.4. Use and Sources of FF&E and Other Products and Services. Franchisee must purchase or lease, install, and maintain at the Hotel all FF&E that Hyatt periodically specifies for the Hotel System. Franchisee may not install at the Hotel, without Hyatt’s prior written consent, any FF&E or other items Hyatt has not previously approved.

Franchisee may use at the Hotel only FF&E, supplies, and other goods and services that conform to the System Standards. Hyatt may specify for the Franchise System Hotel network a particular model or brand of FF&E, supplies, and other goods and services that are available from only one manufacturer or supplier. Hyatt may specify that certain FF&E, supplies, and other goods and services be purchased only from Hyatt or its Affiliates or sources that Hyatt designates or approves. Notwithstanding the foregoing, if Franchisee wishes to obtain any FF&E, supplies, or other goods and services for which Hyatt has established standards or specifications from a source that Hyatt has not previously approved as meeting the System Standards, Franchisee must send Hyatt a written request with any information and samples Hyatt reasonably considers necessary to determine whether the item meets System Standards. Upon Hyatt’s request, Franchisee must reimburse Hyatt’s reasonable costs in reviewing Franchisee’s request and evaluating the item and/or source. If Franchisee complies with Hyatt’s processes and procedures regarding approval of alternate or additional manufacturers or suppliers, Hyatt shall respond to Franchisee’s request within a reasonable time period. Franchisee may not purchase any FF&E, supplies or other goods or services for the Hotel unless the purchase is from a source Hyatt designates or approves or Hyatt has approved in writing that the item Franchisee proposed meets System Standards. Hyatt may modify the System Standards in this area as Hyatt deems best for the Hotel System. Hyatt reserves the right, at its option, to revoke its approval of certain sources or items if they fail to continue to meet the System Standards. Hyatt may refuse any of Franchisee’s requests if Hyatt already has designated a particular source for, or model or brand of, FF&E, supplies or other goods or services that Hyatt (in its sole judgment) determines to be critical to the Hotel System. Hyatt may make this decision as it deems best. Hyatt and its Affiliates have the right to receive payments from suppliers on account of their actual or prospective dealings with Franchise System Hotels and to use all amounts that Hyatt and its Affiliates receive without restriction for any purposes they deem appropriate (unless they agree otherwise with the supplier).

4.5. CRS, GDS, ADS and Guest Room Rates. Franchisee must participate in, connect with, and use the CRS, GDS and ADS in the manner Hyatt periodically designates for offering, booking, modifying, and communicating guest room reservations for the Hotel. Franchisee may only utilize the GDS and ADS that Hyatt periodically authorizes. Franchisee must honor and give first priority on available rooms to all confirmed reservations that the CRS, GDS or ADS refers to the Hotel. The CRS and approved GDS and ADS are the only reservation systems or services that the Hotel may use for reservations.

Franchisee will establish the Hotel’s room rates and submit them to Hyatt promptly upon Hyatt’s request. Franchisee is solely responsible for notifying the reservation center of any changes in the Hotel’s room rates. Franchisee may not charge any guest a rate for any reservation higher than the rate that the reservations center specifies to the guest at the time he or she makes the reservation. Except for special event periods, Franchisee may not charge any rate exceeding the rate Franchisee submits in writing for sale by the CRS. Franchisee must comply with Hyatt’s “best price guarantee” and related policies, as Hyatt periodically modifies them.

4.6. Food and Beverage Operations and Spa Operations. Franchisee must operate all Food and Beverage Operations and Spa Operations (if the Hotel has Spa Operations) in full compliance with all applicable laws, rules and regulations and all applicable System Standards. Franchisee may not subcontract the management of the Food and Beverage Operations to a third party, except in connection with a Management Arrangement applicable to all Hotel operations. However, Franchisee may lease space at the Hotel to one or more restaurant operators, and may subcontract the management of the Spa Operations (if the Hotel has Spa Operations), provided that (a) Hyatt (in its sole judgment) approves of the operator, the restaurant or spa concept and the terms of the lease or other arrangement between Franchisee and the operator; (b) the operator complies with all applicable System Standards; and (c) the restaurant or spa does not use the Proprietary Marks in any manner (unless Hyatt authorizes such use in writing). Franchisee acknowledges that the Royalty Fee is based on Gross F&B Revenue, not on the lease payments or other revenues that Franchisee would receive from any restaurant operator.

4.7. Upgrading the Hotel and CapEx Fund. Franchisee may not make any material changes to the Hotel’s existing or planned construction, including any change in the number of guest rooms at the Hotel, without Hyatt’s prior written consent and complying with such conditions and procedures that Hyatt periodically establishes for such changes. Franchisee must prepare and deliver to Hyatt each year, at least thirty (30) days before Franchisee’s fiscal year end, an annual capital expenditure plan and budget for the next fiscal year containing such information as reasonably required by Hyatt.

Without limiting Hyatt’s rights and Franchisee’s obligations under Section 4.3, Hyatt may require Franchisee at any time and from time to time during the Term to upgrade or renovate the Hotel, including by altering the Hotel’s appearance and/or replacing a material portion of improvements and/or FF&E, to comply with then current building décor, appearance, and trade dress standards and other aspects of the Hotel System that Hyatt has established and requires for new similarly situated Franchise System Hotels (subject to Reasonable Deviations). This upgrading or renovation may obligate Franchisee to invest additional capital in the Hotel and/or incur higher operating costs. Franchisee agrees to implement such upgrading and renovation, within the time period Hyatt requests, regardless of their cost or the point during the Term when Hyatt requires Franchisee to do so, as if they were part of this Agreement as of the Effective Date, provided that all such upgrades and renovations apply uniformly to all similarly situated Franchise System Hotels (subject to Reasonable Deviations).

In order to assist Franchisee in having funds available to make any necessary capital expenditures at the Hotel and comply with its obligations under this Section 4.7 (but without limiting those obligations), Franchisee shall deposit into a separate account that Franchisee controls an amount equal to      percent (    %) of the Hotel’s Gross Rooms Revenue each month. Upon Hyatt’s reasonable request, Franchisee will provide Hyatt information concerning the funds in that account. Franchisee shall use such funds only for the purpose of making approved capital expenditures and complying with its upgrade and other obligations under this Section 4.7 (although such obligations may require Franchisee to spend more than the amount then in that account).

4.8. Inspections/Compliance Assistance and Quality Assurance Program. Although Hyatt retains the right to establish and periodically to modify System Standards for the Hotel System that Franchisee agrees to implement and maintain, and to modify the Hotel System as Hyatt deems best for Franchise System Hotels, Franchisee retains the right to control, and responsibility for, the Hotel’s day-to-day management and operation and implementing and maintaining System Standards at the Hotel. Hyatt may inspect the Hotel at any reasonable time, with or without notice to Franchisee, to determine whether Franchisee and the Hotel are complying with the Hotel System, System Standards, and other terms and conditions of this Agreement. Franchisee must permit Hyatt’s representatives to inspect or audit the Hotel at any reasonable time and give them reasonable amounts of free lodging (subject to availability) during the inspection period.

The Hotel must participate in the quality assurance and guest satisfaction programs that Hyatt develops and periodically modifies (the “Quality Assurance Program”). Franchisee must pay its allocable share of all fees and other costs associated with the Quality Assurance Programs. As part of the Quality Assurance Program, Hyatt and/or its representatives and designees may evaluate whether the Hotel is complying with the Hotel System and System Standards. The primary means of operating the Quality Assurance Program will be evaluations conducted through stays at Franchise System Hotels. If Hyatt determines that the Hotel is not complying with the Hotel System, System Standards, or any other terms and conditions of this Agreement and then instructs Franchisee to correct those deficiencies, Hyatt may, without limiting its other rights or remedies under this Agreement, any other agreement or applicable law, charge Franchisee Two Thousand Five Hundred Dollars ($2,500) plus Hyatt’s out-of-pocket expenses for each follow-up or re-evaluation visit until the deficiencies have been fully corrected.

4.9. Compliance With Laws. Franchisee must strictly comply with all governmental requirements concerning the Hotel’s operation, including by (a) ensuring that the Hotel is at all times in full compliance with the Americans with Disabilities Act and similar rules; (b) paying all taxes when due; (c) obtaining and maintaining trade or fictitious name registrations; (d) obtaining and maintaining all licenses and permits necessary to operate the Hotel, including the Food and Beverage Operations and Spa Operations (if the Hotel has Spa Operations); and (e) obtaining and maintaining all licenses required to sell alcoholic beverages at the Hotel. Franchisee and its Owners agree to comply, and to assist Hyatt to the fullest extent possible in its efforts to comply, with the Anti-Terrorism Laws. In connection with that compliance, Franchisee and its Owners certify, represent, and warrant as of the Effective Date that none of Franchisee’s property or interests is subject to being blocked under, and that Franchisee and its Owners otherwise are not in violation of, any of the Anti-Terrorism Laws. Any violation of the Anti-Terrorism Laws by Franchisee or its Owners, or any blocking of Franchisee’s or its Owners’ assets under the Anti-Terrorism Laws, shall constitute grounds for immediate termination of this Agreement, as provided in Section 15.2.

4.10. No Diverting Business. Franchisee must refer guests and customers, wherever reasonably possible, to Franchise System Hotels or other Hyatt-Affiliated Hotels, not use the Hotel or the Hotel System to promote a competing business or other lodging facility, and not divert business from the Hotel to a competing business.

4.11. Data Privacy. Franchisee agrees to fully comply with all policies and procedures regarding the collection, storage, use, processing and transfer of personal data (i.e., any data regarding an identifiable individual) that Hyatt or its Affiliate may promulgate from time to time. Additionally, Franchisee agrees to execute any agreements or other documents, and to take any actions, that Hyatt or its Affiliate may require Franchisee and all similarly situated franchisees (subject to Reasonable Deviations) to execute or take from time to time in furtherance of the implementation of any data privacy compliance program adopted by Hyatt.

4.12. No Brand Owners. Franchisee agrees that neither Franchisee nor any of its Affiliates or Owners at any time during the Term shall be or become a Brand Owner.

ARTICLE V

ADVERTISING AND MARKETING

5.1. Grand Opening Marketing. Franchisee must conduct a pre-opening marketing program for the Hotel according to Hyatt’s reasonable requirements. At least one hundred twenty (120) days before the Hotel’s grand opening, Franchisee must prepare and submit to Hyatt for its reasonable approval a written pre-opening marketing program that satisfies Hyatt’s requirements and contemplates spending at least an amount equal to                  ($    ) multiplied by the number of guest rooms at the Hotel. Franchisee must change the program as Hyatt specifies, in Hyatt’s reasonable judgment, and implement the approved program.

5.2. Participation in Advertising and Marketing. Franchisee acknowledges that promoting Franchise System Hotels as a single, international chain is an important part of the Hotel System. Franchisee must participate in and use, in the manner that Hyatt specifies, all advertising, marketing and promotional activities, materials and programs that Hyatt periodically requires for the Hotel and any similarly situated Hotels in the Hotel System.

5.3. Approval of Marketing Programs. Subject to Hyatt’s requirements and at Franchisee’s own expense, Franchisee may conduct local and regional marketing and advertising programs. Franchisee shall pay Hyatt the reasonable fees that Hyatt periodically establishes for optional advertising materials Franchisee orders from Hyatt for these programs. Franchisee must conduct its advertising in a dignified manner.

Before using them, Franchisee must submit to Hyatt for its prior approval all advertising, promotional, and public relations plans, programs, and materials that Franchisee desires to use or in which Franchisee desires to participate, including any materials and uses of the Proprietary Marks in digital, electronic, computerized, or other form (whether on a Travel Services Website or Franchisee Organization Website (each as defined in Section 5.4) or otherwise). If Franchisee does not receive written disapproval within fifteen (15) business days after Hyatt receives the materials, they are deemed to be approved. Franchisee may not use any advertising, promotional, or public relations materials or engage in any programs that Hyatt has not approved or has disapproved and must discontinue using any previously-approved materials and engaging in any previously-approved programs within the timeframe Hyatt specifies after Franchisee receives written notice from Hyatt.

5.4. Websites. Franchisee may not develop, maintain or authorize any Website (other than a Hotel System Website) that either has the word “hyatt” or any similar word as part of its domain name or URL or that accepts reservations for the Hotel (other than through an approved link to a Hotel System Website). Franchisee may, with Hyatt’s approval and subject to the conditions in Section 5.3 and this Section 5.4, authorize any Travel Services Website or Franchisee Organization Website to list and promote the Hotel together with other hotels. A “Travel Services Website” is a Website operated by a third party (which is not an Affiliate of Franchisee) that promotes and sells travel-related products and services for a number of hotel brands, including other Hyatt-Affiliated hotels. A “Franchisee Organization Website” is a Website that mentions the Hotel and other hotels in which Franchisee and its Affiliates have an interest as part of Franchisee’s and its Affiliates’ portfolio of properties and that has a primary purpose of promoting the entire portfolio (rather than only promoting the Hotel). Franchisee shall submit to Hyatt for its approval all proposed uses of the Proprietary Marks, references to the Hotel, links to a Hotel System Website, and other information concerning a Travel Services Website or Franchisee Organization Website as Hyatt periodically requests. Hyatt will not unreasonably withhold its approval of Franchisee’s use of a Travel Services Website or Franchisee Organization Website. Hyatt may implement and periodically modify, and Franchisee must comply with, System Standards relating to any Travel Services Websites, Franchisee Organization Websites and other electronic uses of the Proprietary Marks and may withdraw its approval of any Website that no longer meets Hyatt’s minimum standards.

ARTICLE VI

FEES AND PAYMENTS

6.1. Application Fee. Hyatt and Franchisee acknowledge that, before Hyatt and Franchisee signed this Agreement, Franchisee paid Hyatt an application fee of $                    , representing the greater of (a) One Hundred Thousand Dollars ($100,000) or (b) Three Hundred Dollars ($300) multiplied by the number of guest rooms at the Hotel (the “Application Fee”). The Application Fee was fully earned by Hyatt and non-refundable upon Hyatt’s approval of Franchisee’s franchise application before Hyatt and Franchisee signed this Agreement.

In addition, if Hyatt and Franchisee agree to add additional guest rooms to the Hotel during the Term, then Franchisee must pay Hyatt an additional Application Fee in an amount equal to Three Hundred Dollars ($300) multiplied by the number of additional guest rooms. When Franchisee requests Hyatt’s approval of Franchisee’s plans to develop the additional guest rooms, Franchisee must pay Hyatt a non-refundable PIP fee of Five Thousand Dollars ($5,000). Hyatt will apply this PIP fee toward the additional Application Fee if Hyatt approves Franchisee’s plans. If the PIP fee exceeds the additional Application Fee, Hyatt may keep the excess. The remaining portion of the additional Application Fee is due, fully earned by Hyatt, and non-refundable on the date Hyatt approves Franchisee’s plans to develop the additional guest rooms.

6.2. Monthly Fees to Hyatt. On or before the tenth (10th) day of each month beginning with the month following the Opening Date, Franchisee shall pay Hyatt:

(a) a “Royalty Fee” equal to six percent (6%) of the Hotel’s Gross Rooms Revenue accrued during the preceding month and three percent (3%) of the Hotel’s Gross F&B Revenue accrued during the preceding month; and

(b) the Centralized Services Charges for the previous month, calculated in the manner set forth on Exhibit C, as amended by Hyatt from time to time.

In addition, on or before the tenth (10th) day of each month, Franchisee shall pay Hyatt all fees and other amounts that Hyatt (or its Affiliates) then has paid or has agreed to pay on Franchisee’s behalf to any Providers. If any Provider assesses a single or group fee or other charge that covers all or a group of Franchise System Hotels or other Hyatt-Affiliated Hotels to which that

Provider provides products or services, Hyatt shall allocate that fee or other charge among the Hotel and other similarly situated participating hotels on a fair and equitable basis in Hyatt’s reasonable judgment. The Providers may periodically increase the fees and other charges they impose. At Hyatt’s option, Franchisee must begin paying these fees and other charges directly to the applicable Provider(s).

6.3. Travel Agent Program and Reservation Fees. Franchisee agrees to pay on a timely basis, as and when due: (a) applicable commissions to travel agents and third party reservation service charges and otherwise participate in any Hotel System travel agent commission payment program, as Hyatt periodically modifies it; provided, that Hyatt will notify Franchisee of any such modifications; and (b) all commissions and fees for reservations Franchisee accepts through any sources (including the Internet), whether processed through Hyatt, the CRS, or a third-party reservation system or billed directly to Franchisee. Failure to pay any of these fees is a default under this Agreement.

6.4. Late Fee and Late Payment Interest. Franchisee agrees to pay Hyatt a late fee of Two Hundred Twenty-Five Dollars ($225) for each required payment not made on or before its original due date and for each payment not honored by Franchisee’s financial institution. The late fee is not interest or a penalty but compensates Hyatt for increased administrative and management costs due to Franchisee’s late payment. In addition, all amounts that Franchisee owes Hyatt that are more than seven (7) days late will bear interest accruing as of their original due date at one and one-half percent (1.5%) per month or the highest commercial contract interest rate the law allows, whichever is less. Franchisee acknowledges that this Section is not Hyatt’s agreement to accept any payments after they are due or Hyatt’s commitment to extend credit to, or otherwise finance Franchisee’s operation of, the Hotel.

6.5. Method of Payments. Franchisee must make all payments for Royalty Fees and other amounts due to Hyatt or any member of the Hyatt Group under this Agreement by wire transfer of immediately available funds. Hyatt may periodically change the procedures for monthly payments by reasonable advance notice, including by instituting an automatic debit process. Franchisee must sign any authorizations or other documents that Hyatt reasonably requires to implement such payment methods.

6.6. Application of Payments. Despite any designation Franchisee makes, Hyatt may apply any of Franchisee’s payments to any of Franchisee’s past due indebtedness to Hyatt or its Affiliates.

6.7. Non-Refundability. Unless otherwise specified, all fees that Franchisee paid to Hyatt or its Affiliates before or simultaneously with the execution of this Agreement, or will pay to Hyatt or its Affiliates during the Term, are non-refundable.

ARTICLE VII

BOOKS AND RECORDS, AUDITS AND REPORTING

7.1. Financial Reports. At Hyatt’s request, Franchisee must prepare and deliver to Hyatt daily, monthly, quarterly, and annual operating statements, profit and loss statements,

balance sheets, and other reports relating to the Hotel that Hyatt periodically requires, prepared in the form, by the methods, and within the timeframes that Hyatt specifies in the Manual. The reports must contain all information Hyatt requires and be certified as accurate in the manner Hyatt requires. By the tenth (10th) day of each month, Franchisee agrees to prepare and send Hyatt a statement for the previous month, certified by Franchisee’s chief financial or principal accounting officer, listing Gross Rooms Revenue, Gross F&B Revenue, other Hotel revenues, room occupancy rates, reservation data, the amounts currently due under Article VI, and other information that Hyatt deems useful in connection with the Hotel System. The statement will be in the form and contain the detail Hyatt reasonably requests from time to time and may be used by Hyatt for all reasonable purposes. [additional reporting requirements to be determined]

7.2. Notification. Franchisee must, upon Hyatt’s request or any change in the Lender’s information, send Hyatt current information regarding the name, address, and telephone number of the Lender and the name and telephone number of Franchisee’s contact at the Lender. Franchisee also must notify Hyatt in writing within ten (10) days after Franchisee receives information or documentation about any lawsuit, action, or proceeding, or the issuance of any injunction, award, or decree of any court, quasi-judicial body, or governmental agency, that might adversely affect the Hotel, Franchisee’s ability to perform its obligations under this Agreement, or its financial condition.

7.3. Preparation and Maintenance of Books and Records. Franchisee agrees to: (a) prepare on a current basis in a form reasonably satisfactory to Hyatt, and preserve for at least three (3) years, complete and accurate records concerning Gross Rooms Revenue, Gross F&B Revenue and all financial, operating, marketing, and other aspects of the Hotel; and (b) maintain an accounting system that fully and accurately reflects all financial aspects of the Hotel, including books of account, tax returns, governmental reports, daily reports, profit and loss and cash flow statements, balance sheets, and complete quarterly and annual financial statements relating to the Hotel. Hyatt reserves the right to access Franchisee’s computer system independently to obtain sales information, occupancy information, and other data and information relating to the Hotel. Franchisee must send Hyatt upon its reasonable request, in the form and format that Hyatt reasonably requires, any financial information relating to the Hotel.

7.4. Audit. Hyatt may at any time during Franchisee’s regular business hours, and without prior notice to Franchisee, examine Franchisee’s and the Hotel’s business, bookkeeping, and accounting records, sales and income tax records and returns, and other records’ provided, however, that Hyatt’s shall limit such examinations to once per year absence absent an event of default by Franchisee. Franchisee agrees to cooperate fully with Hyatt’s representatives and independent accountants in any examination. If any examination discloses an understatement of the Hotel’s Gross Rooms Revenue or Gross F&B Revenue, Franchisee agrees to pay Hyatt, within fifteen (15) days after receiving the examination report, the Royalty Fees and other fees due on the amount of the understatement, the late fee, and interest on the understated amounts from the date originally due until the date of payment. Furthermore, if an examination is necessary due to Franchisee’s failure to furnish reports, supporting records, or other information as required, or to furnish these items on a timely basis, or if Hyatt’s examination reveals a Royalty Fee underpayment to Hyatt of three percent (3%) or more of the total amount owed during any six (6)-month period, or that Franchisee willfully understated the Hotel’s Gross Rooms Revenue or Gross F&B Revenue, Franchisee agrees to reimburse Hyatt for the costs of the examination, including the charges of attorneys and independent accountants and the travel expenses, room and board, and compensation of Hyatt’s employees. These remedies are in addition to Hyatt’s other remedies and rights under this Agreement and applicable law.

7.5. Annual Financial Information. Within ninety (90) days after the end of Franchisee’s fiscal year, Franchisee must send Hyatt one or more of the following as Hyatt may request, certified by Franchisee’s chief financial or principal accounting officer to be true and correct: (a) complete financial statements relating to the Hotel for that fiscal year (including a balance sheet, statement of operations and statement of cash flow) prepared in accordance with generally accepted accounting principles consistently applied; (b) Franchisee’s income tax returns for the Hotel for that year; and (c) statements reflecting all Gross Rooms Revenue and Gross F&B Revenue and all sources and amounts of other Hotel revenue generated during the year. At Hyatt’s reasonable request from time to time, Franchisee also agrees to provide Hyatt with those operating statistics for the Hotel that Hyatt specifies. Hyatt may require Franchisee to have audited financial statements prepared annually during the Term.

ARTICLE VIII

RELATIONSHIP OF THE PARTIES AND INDEMNIFICATION

8.1. Relationship of the Parties. Franchisee is an independent contractor. Neither Hyatt nor Franchisee is the legal representative or agent of, or has the power to obligate, the other for any purpose. The parties have a business relationship defined entirely by this Agreement’s express provisions. No partnership, joint venture, affiliate, agency, fiduciary, or employment relationship is intended or created by this Agreement. Hyatt and Franchisee may not make any express or implied agreements, warranties, guarantees, or representations, or incur any debt, in the name or on behalf of the other or represent that Hyatt’s and Franchisee’s relationship is other than franchisor and franchisee. Hyatt will not be obligated for any damages to any person or property directly or indirectly arising out of the Hotel’s operation or the business Franchisee conducts under this Agreement.

8.2. Franchisee’s Notices to Public Concerning Independent Status. At Hyatt’s reasonable request from time to time, Franchisee must give notice in private and public rooms and on advertisements, business forms, and stationery and other places, making clear to the public that Hyatt is not the Hotel’s owner or operator and is not accountable for events occurring at the Hotel.

8.3. Franchisee’s Indemnification of Hyatt.

8.3.1 Indemnification and Defense. In addition to Franchisee’s obligation under this Agreement to procure and maintain insurance, Franchisee agrees to indemnify, defend, and hold harmless Hyatt, its Affiliates, and its and their respective owners, officers, directors, agents, employees, representatives, successors, and assigns (the “Hyatt Indemnified Parties”) against, and to reimburse any one or more of the Hyatt Indemnified Parties for, any and all claims, obligations, and damages directly or indirectly arising out of, resulting from, or in connection with (a) the application Franchisee submitted to Hyatt for the rights granted under this Agreement; (b) the construction, development, use, occupancy, or operation of the Hotel, including any claim or allegation relating to the Americans with Disabilities Act or any similar law concerning public accommodations for persons with disabilities; (c) any bodily injury, personal injury, death, or property damage suffered by any Hotel guest, customer, visitor, or employee, including in connection with any Food and Beverage Operations or Spa Operations (if applicable); (d) claims alleging either intentional or negligent conduct, acts, or omissions by Franchisee, any manager (or any of Franchisee’s or its contractors, agents, employees or representatives), or Hyatt or its Affiliates relating to the operation of the Hotel or the Hotel System, subject to Sections 8.3.5 and 8.4.1; and (e) Franchisee’s breach of the terms and conditions of this Agreement. Each Hyatt Indemnified Party may defend any claim against it at Franchisee’s expense and agree to settlements or take any other remedial, corrective, or other actions, provided that the Hyatt Indemnified Party will seek Franchisee’s advice and counsel, and keep Franchisee informed, with regard to any proposed or contemplated settlement.

8.3.2 Definition of Claims. For purposes of this Section 8.3 and Section 8.4, “claims” include all obligations, damages (actual, consequential, or otherwise), and costs that any Indemnified Party reasonably incurs in defending any claim against it, including reasonable accountants’, arbitrators’, attorneys’, and expert witness fees, costs of investigation and proof of facts, court costs, travel and living expenses, and other expenses of litigation, arbitration, or alternative dispute resolution, regardless of whether litigation, arbitration, or alternative dispute resolution is commenced.

8.3.3 Survival and Mitigation. The obligations under this Section 8.3 will continue in full force and effect subsequent to and notwithstanding this Agreement’s expiration or termination. A Hyatt Indemnified Party need not seek recovery from any insurer or other third party, or otherwise mitigate its losses and expenses, in order to maintain and recover fully a claim against Franchisee under this Section. Franchisee agrees that a failure to pursue a recovery or mitigate a loss will not reduce or alter the amounts that a Hyatt Indemnified Party may recover from Franchisee under this Section.

8.3.4 Separate Counsel and Settlement. If separate counsel is appropriate in Hyatt’s reasonable opinion because of actual or potential conflicts of interest, Hyatt may retain attorneys and/or independently defend any claim, action, or alleged claim or action subject to indemnification under this Section at Franchisee’s sole expense. No party may settle any claim or action that could have an adverse effect on Hyatt, its Affiliates, the Hotel System, or other franchisees without Hyatt’s prior approval.

8.3.5 Limitation on Indemnification. Franchisee has no obligation to indemnify under this Section 8.3 if a court of competent jurisdiction makes a final decision not subject to further appeal that Hyatt, its Affiliate, or any of their respective employees directly engaged in willful misconduct or gross negligence or intentionally caused the property damage or bodily injury that is the subject of the claim, so long as the claim is not asserted on the basis of theories of vicarious liability (including agency, apparent agency, or employment) or Hyatt’s failure to compel Franchisee to comply with this Agreement, which are claims for which the Hyatt Indemnified Parties are entitled to indemnification under this Section 8.3.

8.3.6 Notice of Action. Franchisee shall notify Hyatt promptly (but not later than five (5) days following Franchisee’s receipt of notice) of any claim, action, or potential claim or action naming any Hyatt Indemnified Party as a defendant or potential defendant and shall include with such notification copies of all correspondence or court papers relating to the claim or action in Franchisee’s possession. Franchisee’s obligation to indemnify the Hyatt Indemnified Parties shall not be limited in any way by reason of any insurance that any Hyatt Indemnified Party maintains; provided that any insurance recovery actually paid to any Hyatt Indemnified Party shall reduce Franchisee’s indemnification obligation.

8.3.7 Right to Control Defense of Certain Actions. Without limiting Franchisee’s obligations under this Section 8.3, Hyatt (or its designee) has the right to defend and control the defense of any class action or other legal action involving both the Hotel and any other Franchise System Hotel or Hyatt-Affiliated Hotel, regardless of whether Hyatt or any of the other Hyatt Indemnified Parties are named defendants in that action. Franchisee shall promptly reimburse Hyatt for the Hotel’s proportionate share of all reasonable expenses that Hyatt incurs in connection with any action covered by this Section 8.3.7. Hyatt shall allocate those expenses equitably among the Hotel and all other Franchise System Hotels and Hyatt-Affiliated hotels involved in the action in any manner that Hyatt reasonably determines.

8.4. Hyatt’s Indemnification of Franchisee.

8.4.1 Indemnification and Defense. Hyatt agrees to indemnify and hold harmless Franchisee, its Affiliates, and its and their respective owners, officers, directors, agents, employees, representatives, successors, and assigns (the “Franchisee Indemnified Parties”) against, and to reimburse any one or more of the Franchisee Indemnified Parties for, any and all claims, obligations, and damages directly or indirectly arising out of, resulting from, or in connection with (a) a final decision by a court of competent jurisdiction not subject to further appeal that Hyatt, its Affiliate, or any of their respective employees directly engaged in willful misconduct or gross negligence or intentionally caused the property damage or bodily injury that is the subject of the claim, so long as the claim is not asserted on the basis of theories of vicarious liability (including agency, apparent agency, or employment) or Hyatt’s failure to compel Franchisee to comply with this Agreement, which are claims for which the Franchisee Indemnified Parties are not entitled to indemnification under this Section 8.4; and (b) any trademark infringement proceeding disputing Franchisee’s authorized use of any Proprietary Mark under this Agreement, provided that Franchisee has timely notified Hyatt of, and complies with Hyatt’s directions in responding to, the proceeding. Hyatt shall defend the Franchisee Indemnified Parties in any claims covered by Subsection (b) at Hyatt’s cost and expense. At Hyatt’s option, Hyatt and/or its Affiliate(s) may defend and control the defense of any other proceeding arising from or relating to the Proprietary Marks or Franchisee’s use of any Proprietary Mark under this Agreement.

8.4.2 Survival and Mitigation. The obligations under this Section 8.4 will continue in full force and effect subsequent to and notwithstanding this Agreement’s expiration or termination. A Franchisee Indemnified Party need not seek recovery from any insurer or other third party, or otherwise mitigate its losses and expenses, in order to maintain and recover fully a claim against Hyatt under this Section. Hyatt agrees that a failure to pursue a recovery or mitigate a loss will not reduce or alter the amounts that a Franchisee Indemnified Party may recover from Hyatt under this Section. Hyatt’s obligation to indemnify the Franchisee Indemnified Parties shall not be limited in any way by reason of any insurance that any

Franchisee Indemnified Party maintains, provided that any insurance recovery actually paid to any Franchisee Indemnified Party shall reduce Hyatt’s indemnification obligation

ARTICLE IX

INSURANCE

At Franchisee’s expense, Franchisee must procure and at all times during the Term maintain such insurance as may be required by the terms of any lease or mortgage on the premises where the Hotel is located, and in any event no less than the following:

(1) the following property insurance:

(a) Property insurance (or builder’s risk insurance during any period of construction) on the Hotel building(s) and contents against loss or damage by fire, lightning, windstorm, and all other risks covered by the usual all-risk policy form, all in an amount not less than ninety percent (90%) of the full replacement cost thereof and a waiver of co-insurance. Such policy shall also include coverage for landscape improvements and law and ordinance coverage in reasonable amounts.

(b) Boiler and machinery insurance against loss or damage caused by machinery breakdown or explosion of boilers or pressure vessels to the extent applicable to the Hotel.

(c) Business interruption insurance covering loss of profits and necessary continuing expenses, including Royalty Fees and other amounts due to Hyatt and its Affiliates under or in connection with this Agreement, for interruptions caused by any occurrence covered by the insurance referred to in subsections (a) and (b) above and providing coverage for the actual loss sustained.

(d) If the Hotel is located in whole or in part within an area identified by the Federal Flood Management Agency, flood insurance in a reasonable amount for a hotel of this type in the geographic area, to include business interruption for lost profits, continuing expenses, and Royalty Fees and other amounts due to Hyatt and its Affiliates under or in connection with this Agreement.

(e) If the Hotel is located in an “earthquake zone” as determined by the U.S. Geological Survey, earthquake insurance in a reasonable amount for a hotel of this type in the geographic area, to include business interruption for lost profits, continuing expenses, and Royalty Fees and other amounts due to Hyatt and its Affiliates under or in connection with this Agreement.

(f) If the Hotel is located in a “Tier 1 or Tier 2 named windstorm zone” as determined by Franchisee’s insurance underwriters, named windstorm insurance in a reasonable amount for a hotel of this type in the geographic area, to include business interruption for loss of profits and continuing expenses, including Royalty Fees and other amounts due to Hyatt and its Affiliates under or in connection with this Agreement.

(g) If the Hotel is located in a “Tier 1 or Tier 2 terrorism zone” as determined by Franchisee’s insurance underwriters, certified and non-certified terrorism insurance for the property, as long as it is not more than two (2) times Franchisee’s “all-risk” property premium.

(2) Workers’ Compensation insurance in statutory amounts on all Hotel employees and Employer’s Liability Insurance in amounts not less than $1 million per accident/disease.

(3) Commercial General Liability Insurance for any claims or losses arising or resulting from or pertaining to the Hotel or its operation, protecting Franchisee and Hyatt (and its Affiliates), with combined single limits of $2 million per each occurrence for bodily injury and property damage. If the general liability coverages contain a general aggregate limit, such limit shall be not less than $2 million, and it shall apply in total to the Hotel only by specific endorsement. Such insurance shall be on an occurrence policy form and include premises and operations, independent contractors, blanket contractual, products and completed operations, advertising injury, employees as additional insureds, broad form property damage, personal injury to include false arrest and molestation, incidental medical malpractice, severability of interests, innkeeper’s and safe deposit box liability, and explosion, collapse and underground coverage during any construction.

(4) Liquor Liability for combined single limits of bodily injury and property damage of not less than $2 million each occurrence.

(5) Business Auto Liability, including owned, non-owned and hired vehicles for combined single limits of bodily injury and property damage of not less than $2 million each occurrence.

(6) Umbrella Excess Liability on a following form basis in amounts not less than $75 million if the Hotel has less than five hundred (500) rooms or $100 million if the Hotel has five hundred (500) rooms or more. Hyatt may require Franchisee to increase the amount of coverage if, in Hyatt’s reasonable judgment, such an increase is warranted.

(7) Comprehensive crime insurance to include employee dishonesty coverage, loss inside the premises, loss outside the premises, money orders and counterfeit paper currency, depositor’s forgery coverage and computer fraud.

(8) Such other insurance as may be customarily carried by other hotel operators on hotels similar to the Hotel.

The liability policies referenced in Sections (3) through (6) above in this Article shall be endorsed to include certified and non-certified terrorism insurance in an amount not less than the limit(s) of each applicable policy.

Hyatt may periodically reasonably increase the amounts of coverage required under these insurance policies and/or require different or additional insurance coverage at any time to reflect inflation, identification of new risks, changes in law or standards of liability, higher damage awards or other relevant changes in circumstances. All insurance must by endorsement specifically name Hyatt and any Affiliates that Hyatt periodically designates (and Hyatt’s and those Hyatt-designated Affiliates’ employees and agents) as additional insureds. Any deductibles or self-insured retentions that Franchisee maintains (excluding deductibles for high hazard risks in high hazard geological zones, such as earthquake, flood and named windstorm, which shall be as required by the insurance carrier) shall not exceed $25,000, or such higher amount as Hyatt (at its option) may approve in writing in advance. Franchisee must purchase each policy from an insurance company licensed, authorized or registered to do business in the state where the Hotel is located. However, this licensing requirement shall not apply to those insurers providing Umbrella Excess Liability above $2 million under Subsection (6) above.

All required insurance must be specifically endorsed to provide that the coverages will be primary to any valid and collectible insurance available to any additional insureds and shall have a waiver of subrogation in favor of Hyatt. All policies must provide that they may not be canceled, non-renewed, or materially changed without at least thirty (30) days’ prior written notice to Hyatt. Franchisee may satisfy its insurance obligations under blanket insurance policies that cover Franchisee’s and its Affiliates’ other properties so long as such blanket insurance fulfills the requirements in this Agreement.

Franchisee must deliver to Hyatt a certificate of insurance (or certified copy of such insurance policy if Hyatt requests) evidencing the coverages required above and setting forth the amount of any deductibles. Franchisee must deliver to Hyatt renewal certificates of insurance (or certified copies of such insurance policy if Hyatt requests) not less than ten (10) days prior to their respective inception dates. Franchisee’s obligation to maintain insurance shall not relieve Franchisee of its obligations under Section 8.3.

If Franchisee fails for any reason to procure or maintain the insurance required by this Agreement, Hyatt shall have the right and authority (although without any obligation to do so) to immediately procure such insurance and to charge Franchisee the cost together with a reasonable fee for Hyatt’s expenses.

ARTICLE X

CONDEMNATION AND DAMAGE

10.1. Condemnation.

10.1.1 Relocating the Hotel. Franchisee must promptly notify Hyatt of any proposed taking of any portion of the Hotel by eminent domain or condemnation. If Hyatt agrees that all or a substantial portion of the Hotel is to be taken or condemned, then, upon Franchisee’s request, Hyatt may (but has no obligation to) allow Franchisee to relocate the Hotel to a new location within the Area of Protection that Franchisee selects (subject to Hyatt’s approval) within twelve (12) months after the taking or condemnation. If Franchisee develops a new Franchise System Hotel at a new location within the Area of Protection that Hyatt approves (a “Relocated Hotel”), and if Franchisee opens that Relocated Hotel according to Hyatt’s specifications and this Agreement’s other terms and conditions (including the applicable provisions of Article II) within twenty-four (24) months after closing the Hotel, then the Relocated Hotel shall thereafter be deemed to be the Hotel franchised under this Agreement.

10.1.2 Termination Upon Condemnation. If a taking or condemnation involving all or a substantial portion of the Hotel occurs, and if following such taking or condemnation:

(a) Hyatt elects not to allow Franchisee to develop a Relocated Hotel;

(b) Franchisee promptly notifies Hyatt that Franchisee will not develop a Relocated Hotel; or

(c) Franchisee and Hyatt do not agree to a new location for a Relocated Hotel within the twelve (12)-month period specified above,

then either party may terminate this Agreement immediately upon written notice to the other. If this Agreement is terminated pursuant to this Section 10.1.2, and if Franchisee and its Owners sign Hyatt’s then current form of termination agreement and a general release, in a form reasonably satisfactory to Hyatt, of any and all claims against Hyatt and its owners, Affiliates, officers, directors, employees and agents, then Franchisee shall not be required to pay liquidated damages pursuant to Section 16.5 at the time of termination. However, such termination agreement shall provide that if Franchisee or any of its Affiliates begins construction on a new full service hotel at any location within the Area of Protection at any time during the twenty-four (24) month period following the effective date of termination of this Agreement, then Franchisee or its Owners must pay Hyatt liquidated damages equal to One Thousand Dollars ($1,000) multiplied by the number of guest rooms in that new full service hotel. If Franchisee and its Owners fail to sign such termination agreement and general release within a reasonable time after Hyatt delivers them to Franchisee, then Franchisee must pay Hyatt liquidated damages pursuant to Section 16.5 at the time of termination, in addition to complying with its other post-termination obligations under this Agreement.

10.1.3 Termination for Failure to Develop Relocated Hotel. If Hyatt and Franchisee agree to a new location for a Relocated Hotel pursuant to Section 10.1.1 but Franchisee fails to develop and open the Relocated Hotel according to this Agreement’s terms and conditions within twenty-four (24) months after the Hotel’s closing, then Hyatt may terminate this Agreement immediately upon written notice to Franchisee and Franchisee must pay Hyatt liquidated damages equal to One Thousand Dollars ($1,000) multiplied by the number of guest rooms at the Hotel, in addition to complying with its other post-termination obligations under this Agreement.

10.2. Damage. If the Hotel is damaged by fire or other casualty, Franchisee must notify Hyatt promptly. If the cost to repair the damage is less than or equal to the Damage Threshold (defined below), or if the cost to repair the damage exceeds the Damage Threshold but Franchisee notifies Hyatt within a reasonable time after the casualty that it intends to repair the damage and operate the Hotel as a Franchise System Hotel, then Franchisee must repair the damage promptly according to the System Standards and this Agreement’s other terms and conditions. The “Damage Threshold” means the greater of (i) thirty percent (30%) of the market value of the Hotel immediately prior to the time of fire or other casualty, or (ii) the amount of insurance proceeds made available to Franchisee in connection with the fire or casualty. If the damage or repair requires Franchisee to close all or any portion of the Hotel, then Franchisee must commence reconstruction as soon as practicable (but in any event within twelve

(12) months) after closing the Hotel and reopen for continuous business operations as a Franchise System Hotel as soon as practicable (but in any event within twenty-four (24) months) after closing the Hotel, but not without complying with this Agreement’s other terms and conditions (including the applicable provisions of Article II).

If the cost to repair the damage from a fire or other casualty exceeds the Damage Threshold and Franchisee either fails to notify Hyatt within a reasonable time after the casualty that it intends to repair the damage and operate the Hotel as a Franchise System Hotel, or notifies Hyatt that Franchisee elects not to repair the damage and operate the Hotel as a Franchise System Hotel (including if Franchisee elects to repair the damage and re-open a hotel at the Site under a name other than “Hyatt”), then Hyatt or Franchisee may terminate this Agreement and Franchisee must pay Hyatt liquidated damages pursuant to Section 16.5. However, if a hotel is not reopened at the Site (either as a Franchise System Hotel or under any other brand) during the twenty-four (24)-month period after closing the Hotel, then the amount of liquidated damages payable pursuant to Section 16.5 shall not exceed the amount of any business interruption insurance proceeds that Franchisee receives. Franchisee must provide Hyatt such documentation as Hyatt may reasonably request to calculate the Damage Threshold and the insurance proceeds Franchisee receives in connection with any fire or other casualty.

10.3. Extension of Term. The Term will be extended for the period of time during which the Hotel is closed due to fire or other casualty. Franchisee need not make any payments of Royalty Fees or Centralized Services Charges while the Hotel is closed by reason of condemnation or casualty unless Franchisee receives insurance proceeds compensating Franchisee for lost Gross F&B Revenue and Gross Rooms Revenue.

ARTICLE XI

PROPRIETARY RIGHTS

11.1. Ownership and Goodwill of Proprietary Marks, Copyrighted Materials, and Confidential Information. Hyatt’s Affiliate has licensed the Proprietary Marks, Copyrighted Materials, and Confidential Information to Hyatt to use and sublicense in franchising, developing, and operating Franchise System Hotels. Franchisee’s right to use the Proprietary Marks, Copyrighted Materials, and Confidential Information is derived only from this Agreement and is limited to Franchisee’s operating the Hotel according to this Agreement and all System Standards that Hyatt prescribes during the Term. Franchisee’s unauthorized use of the Proprietary Marks, Copyrighted Materials, or Confidential Information is a breach of this Agreement and infringes Hyatt’s and its Affiliate’s rights in them. Franchisee acknowledges and agrees that its use of the Proprietary Marks, Copyrighted Materials, and Confidential Information and any goodwill established by that use are exclusively for Hyatt’s and its Affiliate’s benefit and that this Agreement does not confer any goodwill or other interests in the Proprietary Marks, Copyrighted Materials, and Confidential Information upon Franchisee (other than the right to operate the Hotel under this Agreement). Franchisee may not at any time during or after the Term contest or assist any other person in contesting the validity, or Hyatt’s and its Affiliate’s ownership, of the Proprietary Marks, Copyrighted Materials, or Confidential Information.

11.2. Limitations on Franchisee’s Use of Proprietary Marks. Franchisee agrees to use the Proprietary Marks as the Hotel’s sole identification, except that Franchisee must identify itself as the Hotel’s independent owner in the manner that Hyatt periodically specifies. Franchisee may not use any Proprietary Mark (a) as part of any corporate or legal business name; (b) with any prefix, suffix, or other modifying words, terms, designs, or symbols (other than logos Hyatt licenses to Franchisee); (c) in providing or selling any unauthorized services or products; (d) as part of any domain name, homepage, meta tags, keyword, electronic address, or otherwise in connection with a Website (unless Hyatt has approved such use in advance); or (e) in any other manner Hyatt has not expressly authorized in writing. Franchisee (and, if applicable, any restaurant operators at the Hotel) may not use the Proprietary Marks in connection with any Hotel restaurant operations without Hyatt’s prior written consent, which it will not unreasonably withhold, and complying with all System Standards relating thereto. If Hyatt discovers Franchisee’s unauthorized use of the Proprietary Marks, in addition to Hyatt’s other rights and remedies under this Agreement and applicable law, Hyatt may require Franchisee to destroy (with no reimbursement from Hyatt) all offending items reflecting such unauthorized use.

Franchisee may not use any Proprietary Mark in advertising the transfer, sale, or other disposition of the Hotel or an ownership interest in Franchisee or any of its Owners without Hyatt’s prior written consent, which Hyatt will not unreasonably withhold. Franchisee agrees to display the Proprietary Marks prominently as Hyatt prescribes at the Hotel and on forms, advertising, supplies, and other materials Hyatt periodically designates. Franchisee agrees to give the notices of trade and service mark registrations that Hyatt specifies and to obtain any fictitious or assumed name registrations required under applicable law.

11.3. Notification of Infringements and Claims. Franchisee agrees to notify Hyatt promptly of any apparent infringement or challenge to Franchisee’s use of any Proprietary Mark, Copyrighted Materials, or Confidential Information, and not to communicate with any person other than Hyatt, its Affiliates, and its and their attorneys, and Franchisee’s attorneys, regarding any infringement, challenge, or claim. Hyatt and its Affiliates may take the action it and they deem appropriate (including no action) and control exclusively any litigation, U.S. Patent and Trademark Office proceeding, or other administrative proceeding arising from any infringement, challenge, or claim or otherwise concerning any Proprietary Mark, Copyrighted Materials, or Confidential Information. Franchisee agrees to sign any documents and take any other reasonable actions that, in the opinion of Hyatt’s and its Affiliates’ attorneys, are necessary or advisable to protect and maintain Hyatt’s and its Affiliates’ interests in any litigation or Patent and Trademark Office or other proceeding or otherwise to protect and maintain Hyatt’s and its Affiliates’ interests in the Proprietary Marks, Copyrighted Materials, and Confidential Information. Hyatt or its Affiliate will reimburse Franchisee’s reasonable out-of-pocket costs for taking any requested action.

11.4. Discontinuing Use of Proprietary Marks. If it becomes advisable at any time for Hyatt and/or Franchisee to modify, discontinue using, and/or replace any Proprietary Mark and/or to use one or more additional, substitute, or replacement trade or service marks together with or in lieu of any previously-designated Proprietary Mark, Franchisee agrees to comply with Hyatt’s directions within a reasonable time after receiving notice. Neither Hyatt nor its Affiliates will reimburse Franchisee for its expenses of changing the Hotel’s signs, for any loss of revenue due to any modified or discontinued Proprietary Mark, or for Franchisee’s expenses of promoting a modified or substitute trademark or service mark.

Hyatt’s rights in this Section 11.4 apply to any and all of the Proprietary Marks (and any portion of any Proprietary Mark) that this Agreement authorizes Franchisee to use. Hyatt may exercise these rights at any time and for any reason, business or otherwise, Hyatt thinks best. Franchisee acknowledges both Hyatt’s right to take this action and Franchisee’s obligation to comply with Hyatt’s directions.

11.5. Confidential Information. Hyatt and its Affiliates possess (and will continue to develop and acquire) Confidential Information, some of which constitutes trade secrets under applicable law, relating to developing and operating Franchise System Hotels. Franchisee acknowledges and agrees that Franchisee will not acquire any interest in Confidential Information, other than the right to use certain Confidential Information as Hyatt specifies while operating the Hotel during the Term, and that Confidential Information is proprietary, includes Hyatt’s and its Affiliate’s trade secrets, and is disclosed to Franchisee only on the condition that Franchisee agrees, and Franchisee hereby does agree, that Franchisee: (a) will not use Confidential Information in any other business or capacity; (b) will keep confidential each item deemed to be a part of Confidential Information, both during and after the Term (afterward for as long as the item is not generally known in the hotel industry); (c) will not make unauthorized copies of any Confidential Information disclosed via electronic medium or in written or other tangible form; and (d) will adopt and implement reasonable procedures that Hyatt periodically specifies to prevent unauthorized use or disclosure of Confidential Information.

All information that Hyatt or its Affiliates obtain from Franchisee or any other source about the Hotel or its guests under this Agreement or any related agreement (including agreements relating to the CRS and other software systems that Hyatt or its Affiliates provide or require), or otherwise related to the Hotel, is part of Confidential Information and Hyatt’s property. Franchisee acknowledges and agrees that Hyatt has the right, without prior notice to Franchisee, to access guest information in the Hotel’s computer systems and to use and allow others to use such guest data and information in any manner that Hyatt deems appropriate (subject to applicable law). However, Franchisee may at any time during and after the Term use, to the extent lawful and at Franchisee’s own risk, any information and data stored in the Hotel’s property management system database (subject to Section 4.11).

Confidential Information does not include information, knowledge, or know-how that Franchisee can demonstrate lawfully came to its attention before Hyatt or its Affiliate provided it to Franchisee directly or indirectly; that, at the time Hyatt or its Affiliate disclosed it to Franchisee, already had lawfully become generally known in the hotel industry through publication or communication by others (without violating an obligation to Hyatt or its Affiliate); or that, after Hyatt or its Affiliate disclose it to Franchisee, lawfully becomes generally known in the hotel industry through publication or communication by others (without violating an obligation to Hyatt or its Affiliate). However, if Hyatt includes any matter in Confidential Information, anyone who claims that it is not Confidential Information must prove that one of the exclusions provided in this paragraph is satisfied.

11.6. Innovations. All inventions, innovations and discoveries relating to Franchise System Hotels if based or relying upon any element of the Hotel System (collectively, “Innovations”), whether or not protectable intellectual property and whether created by or for Franchisee, its Affiliates or contractors, or its or their employees, must be promptly disclosed to Hyatt and will be deemed to be Hyatt’s and its Affiliate’s sole and exclusive property, part of the Hotel System, and works made-for-hire for Hyatt and its Affiliate. However, Franchisee may not use any Innovation in operating the Hotel or otherwise without Hyatt’s prior written consent. If any Innovation does not qualify as a “work made-for-hire” for Hyatt and its Affiliate, by this paragraph Franchisee assigns ownership of that Innovation, and all related rights to that Innovation, to Hyatt and agrees to take whatever action (including signing assignment or other documents) that Hyatt requests to evidence its ownership or to help Hyatt obtain intellectual property rights in the Innovation.

ARTICLE XII

TRANSFER

12.1. Transfer by Hyatt. Franchisee acknowledges that Hyatt maintains a staff to manage and operate the Hotel System and that staff members can change as employees come and go. Franchisee represents that Franchisee has not signed this Agreement in reliance on any particular owner, director, officer, or employee remaining with Hyatt in that capacity. Hyatt may change its ownership or form and/or assign this Agreement and any other agreement to a third party without restriction. After Hyatt’s assignment of this Agreement to a third party who expressly assumes the obligations under this Agreement, Hyatt no longer will have any performance or other obligations under this Agreement.

12.2. Transfer by Franchisee – Defined. Franchisee understands and acknowledges that the rights and duties this Agreement creates are personal to Franchisee and its Controlling Owners and that Hyatt has granted Franchisee the rights under this Agreement in reliance upon Hyatt’s perceptions of Franchisee’s and its Controlling Owners’ collective character, skill, aptitude, attitude, business ability, and financial capacity. Accordingly, unless otherwise specified in this Article XII, neither this Agreement (or any interest in this Agreement), the Hotel or substantially all of its assets, nor any ownership interest in Franchisee or any Owner (if such Owner is a legal entity) may be transferred without complying with the terms and conditions applicable to such transfer in this Article XII. A transfer of the Hotel’s ownership, possession, or control, or substantially all of its assets, may be made only with a transfer of this Agreement. Any transfer without complying with the terms and conditions applicable to such transfer in this Article XII, including Hyatt’s approval (where such approval is required under this Agreement) is a breach of this Agreement.

In this Agreement, the term “transfer” includes a voluntary, involuntary, direct, or indirect assignment, sale, gift, or other disposition of any interest in this Agreement; Franchisee; the Hotel or substantially all of its assets; any of Franchisee’s Owners (if such Owner is a legal entity); or any right to receive all or a portion of the Hotel’s, Franchisee’s, or any Owner’s profits or losses. An assignment, sale, gift, or other disposition includes the following events: (a) transfer of ownership of capital stock, a partnership or membership interest, or another form of ownership interest; (b) merger or consolidation or issuance of additional securities or other forms of ownership interest; (c) any sale of a security convertible to an ownership interest; (d) transfer in a divorce, insolvency, or entity dissolution proceeding or otherwise by operation of law; (e) transfer by will, declaration of or transfer in trust, or under the laws of intestate succession; or (f) pledge of this Agreement (to someone other than Hyatt) or of an ownership interest in Franchisee or one of its Owners as security, foreclosure upon the Hotel, or Franchisee’s transfer, surrender, or loss of the Hotel’s possession, control, or management.

12.3. Non-Control Transfers. If Franchisee is substantially complying with this Agreement, then, subject to the other provisions of this Article XII, Franchisee and/or any of its Owners may consummate any Non-Control Transfers, without seeking or receiving Hyatt’s consent, if:

(a) neither the proposed transferee nor any of its direct and indirect owners (if the transferee is a legal entity) is a Brand Owner;

(b) Franchisee notifies Hyatt at least ten (10) days before the transfer’s effective date; and

(c) such transfer does not, whether in one transaction or a series of related transactions (regardless of the time period over which these transfers take place), result in the transfer or creation of a direct or indirect Controlling Ownership Interest in Franchisee.

12.4. Control Transfers. Franchisee must notify Hyatt in writing reasonably in advance of Franchisee’s listing the Hotel for sale and promptly send Hyatt all information that Hyatt reasonably requests regarding any proposed sale. If Franchisee is substantially complying with this Agreement, then, subject to the other provisions of this Article XII, Hyatt will approve a Control Transfer if all of the following conditions are met before or concurrently with the effective date of the Control Transfer:

(a) the transferee and each of its direct and indirect Controlling Owners (if the transferee is a legal entity) has, in Hyatt’s judgment, the necessary business experience, aptitude, and financial resources to operate the Hotel and meets Hyatt’s then applicable standards for Franchise System Hotel franchisees. The proposed transferee must submit to Hyatt a complete application for a new franchise agreement (the “Change of Ownership Application”), accompanied by payment of Fifty Thousand Dollars ($50,000) (although no such fee is due if the transfer is to the spouse, child, parent, or sibling of the Owner(s) or from one Owner to another). If Hyatt does not approve the Change of Ownership Application, Hyatt will refund any application fee paid, less Seven Thousand Five Hundred Dollars ($7,500) for processing costs.

Hyatt will process the Change of Ownership Application according to its then current procedures, including review of criteria and requirements regarding upgrading the Hotel, credit, background investigations, operations ability and capacity, prior business dealings, market feasibility, guarantees, and other factors concerning the proposed transferee(s) (and, if applicable, its direct and indirect owner(s)) that Hyatt deems relevant. Hyatt has sixty (60) days from its receipt of the completed and signed Change of Ownership Application to consent or withhold its consent to the proposed transfer;

(b) Franchisee has paid all Royalty Fees, fees for Centralized Services, and other amounts owed to Hyatt, its Affiliates, and third party vendors; has submitted all required reports and statements; and has not violated any material provision of this Agreement or any other agreement with Hyatt or its Affiliate during both the sixty (60)-day period before Franchisee requested Hyatt’s consent to the transfer and the period between Franchisee’s request and the effective date of the transfer;

(c) the transferee’s general manager and other Core Management personnel that Hyatt specifies, if different from Franchisee’s general manager and Core Management personnel, satisfactorily complete Hyatt’s required training programs;

(d) the transferee shall (if the transfer is of this Agreement), or Franchisee and its Owners shall (if the transfer is of a Controlling Ownership Interest in Franchisee or one of its Controlling Owners), sign Hyatt’s then current form of franchise agreement and related documents (including guarantees and assumptions of obligations), any and all of the provisions of which may differ materially from any and all of those contained in this Agreement, including the Royalty Fee and fees for Mandatory Services and Non-Mandatory Services, and the term of which franchise agreement will be equal to the remaining unexpired portion of the Term;

(e) Franchisee (and its transferring Owners) sign Hyatt’s then current form of termination agreement and a general release, in a form reasonably satisfactory to Hyatt, of any and all claims against Hyatt and its owners, Affiliates, officers, directors, employees, and agents;

(f) Franchisee signs all documents Hyatt requests evidencing Franchisee’s agreement to remain liable for all obligations to Hyatt and its Affiliates existing before the effective date of the transfer except to the extent such obligations (including guaranties and assumptions of liabilities) are expressly assumed by the transferee; and

(g) Franchisee (if Franchisee will no longer operate the Hotel) and its transferring Owners will not directly or indirectly at any time or in any manner identify itself or themselves in any business as a current or former Franchise System Hotel or as one of Hyatt’s franchisees; use any Proprietary Mark, any colorable imitation of a Proprietary Mark, or other indicia of a Franchise System Hotel in any manner or for any purpose; or utilize for any purpose any trade name, trade or service mark, or other commercial symbol that suggests or indicates a connection or association with Hyatt or its Affiliates.

Hyatt may review all information regarding the Hotel that Franchisee gives the proposed transferee, correct any information that Hyatt believes is inaccurate, and give the transferee copies of any reports that Franchisee has given Hyatt or Hyatt has made regarding the Hotel.

12.5. Permitted Transfers. Notwithstanding Section 12.4:

(a) Franchisee may mortgage the Hotel (but not this Agreement) to a lender that finances Franchisee’s acquisition, development, and/or operation of the Hotel without having to obtain Hyatt’s prior written approval and without complying with the other terms and conditions of Section 12.4. However, unless otherwise provided in any comfort letter or other agreement with the lender, any such mortgage or security interest shall be subject to all the terms and conditions of Section 12.4. Franchisee shall pay Hyatt its then current comfort letter fee for each comfort letter that Hyatt negotiates relating to the Hotel.

(b) Any Owner who is an individual may, without Hyatt’s prior written consent and without complying with the other terms and conditions of Section 12.4, transfer his or her interest in Franchisee (or Franchisee’s Owner) to a trust or other entity that he or she establishes for estate planning purposes, as long as he or she is a trustee of, or otherwise controls the exercise of the rights in Franchisee (or Franchisee’s Owner) held by, the trust or other entity, continues to comply with and ensures the trust’s or other entity’s compliance with the applicable provisions of this Agreement (if such Owner is a Guarantor), and notifies Hyatt in writing of the transfer at least ten (10) days prior to its anticipated effective date. Dissolution of or transfers from any trust or other entity described in this Section 12.5(b) are subject to all applicable terms and conditions of Section 12.3 or 12.4.

12.6. Transfers of Equity Interest Upon Death. Upon the death or mental incompetency of a person with a Controlling Ownership Interest in Franchisee or one of its Controlling Owners, that person’s executor, administrator, or personal representative (“Representative”) must, within three (3) months after the date of death or mental incompetency, transfer the Owner’s interest in Franchisee or the Controlling Owner to a third party, subject to Hyatt’s approval and the conditions set forth in Section 12.4. In the case of a transfer by devise or inheritance, if the heirs or beneficiaries cannot meet the conditions of Section 12.4 within this three (3)-month period, the Representative will have six (6) months from the date of death or mental incompetency to dispose of the interest, subject to Hyatt’s approval and the conditions set forth in Section 12.4. Hyatt may terminate this Agreement if this required transfer fails to occur within the required timeframe.

12.7. Registration of a Proposed Transfer of Equity Interests. All materials required by federal or state law for the sale of any interest in Franchisee or its Affiliates, including any materials to be used in an offering exempt from registration under federal or state securities laws, must be submitted to Hyatt for review before their distribution to prospective investors or filing with any government agency. No such offering may imply or state (by use of the Proprietary Marks or otherwise) that Hyatt is participating as an underwriter, issuer, or Franchisee’s representative, suggest that Hyatt endorses Franchisee’s offering or agrees with any financial projections, or otherwise contain any information about Hyatt, this Agreement, Hyatt’s relationship with Franchisee or the Hotel System that Hyatt disapproves. Hyatt’s review and approval of the materials will not in any way be Hyatt’s endorsement of the offering or representation that Franchisee has complied or is complying with applicable laws. Hyatt’s approval will mean only that Hyatt believes the references in the offering materials to Hyatt, this

Agreement, Hyatt’s relationship with Franchisee and the Hotel System, and the use in the offering materials of the Proprietary Marks, are acceptable to Hyatt. Franchisee must pay Hyatt a non-refundable fee equal to Five Thousand Dollars ($5,000) to review each proposed offering. Hyatt may require changes to Franchisee’s offering materials for the purposes specified above and has the right to request and receive a full indemnification from all participants in the offering before issuing Hyatt’s consent.

12.8. Non-Waiver of Claims. Hyatt’s consent to a transfer is not a representation of the fairness of the terms of any contract between Franchisee (or its Owners) and the transferee, a guarantee of the Hotel’s or transferee’s prospects of success, or a waiver of any claims Hyatt has against Franchisee (or its Owners) or of Hyatt’s right to demand the transferee’s full compliance with this Agreement.

ARTICLE XIII

SUCCESSOR FRANCHISE

13.1. Right to a Successor Franchise Agreement. When this Agreement expires:

(a) if Franchisee (and each Guarantor) has substantially complied with this Agreement during its Term;

(b) if Franchisee and its Owners then meet Hyatt’s then applicable standards for franchisees and owners of franchisees of Franchise System Hotels;

(c) if Franchisee received passing Quality Assurance Scores (as defined in the Manual) on all evaluations conducted during the preceding three (3)-year period;

(d) if Franchisee (and each Guarantor) is, both on the date Franchisee gives Hyatt written notice of Franchisee’s election to acquire a successor franchise (as provided below) and on the date on which the term of the successor franchise commences, in full compliance with this Agreement and all System Standards; and

(e) provided that (i) Franchisee maintains possession of and agrees (regardless of cost) to renovate, remodel, and/or expand the Hotel (which may include structural alterations), add or replace improvements and FF&E, and otherwise modify the Hotel as Hyatt requires to comply with the Hotel System and System Standards then applicable for similarly situated Franchise System Hotels (subject to Reasonable Deviations), or (ii) at Franchisee’s option, Franchisee secures a substitute site that Hyatt approves and constructs and develops that site according to the Hotel System and System Standards then applicable for similarly situated Franchise System Hotels (subject to Reasonable Deviations),

Hyatt will offer Franchisee the right to enter into a successor franchise agreement to operate the Hotel as a Franchise System Hotel for a term commencing immediately upon the expiration of this Agreement and expiring ten (10) years from that date (the “Successor Franchise Right”). Franchisee agrees to sign the franchise agreement Hyatt then uses to grant franchises for Franchise System Hotels (modified as necessary to reflect the fact that it is for a successor franchise and that there will be no further renewal or successor franchise rights), which may contain provisions that differ materially from any and all of those contained in this Agreement, except that Hyatt will not charge a successor franchise fee.

If Franchisee (and each Guarantor) is not, both on the date Franchisee gives Hyatt written notice of Franchisee’s election to exercise the Successor Franchise Right and on the date on which the term of the successor franchise agreement is scheduled to commence, in full compliance with this Agreement and all System Standards, Franchisee acknowledges that Hyatt need not enter into a successor franchise agreement with Franchisee, whether or not Hyatt had, or chose to exercise, the right to terminate this Agreement during its Term.

13.2. Grant of a Successor Franchise. Franchisee agrees to give Hyatt written notice of Franchisee’s election to exercise the Successor Franchise Right no more than twenty-one (21) months, and no less than eighteen (18) months, before this Agreement expires. Simultaneously with submitting its notice to exercise the Successor Franchise Right, Franchisee shall pay Hyatt its then current PIP fee, which is non-refundable. Hyatt agrees to give Franchisee written notice (“Hyatt’s Notice”), not more than ninety (90) days after Hyatt receives Franchisee’s notice, of Hyatt’s decision:

(a) to enter into a successor franchise agreement with Franchisee (subject to the other terms and conditions of this Article XIII);

(b) to enter into a successor franchise agreement with Franchisee on the condition that Franchisee corrects existing deficiencies of the Hotel or in Franchisee’s operation of the Hotel (subject to the other terms and conditions of this Article XIII); or

(c) not to enter into a successor franchise agreement with Franchisee based on Hyatt’s determination that Franchisee and its Guarantors have not satisfied any one or more of the conditions in Section 13.1.

If applicable, Hyatt’s Notice will:

(i) describe the renovation, remodeling, expansion, improvements, and/or modifications required to bring the Hotel into compliance with the Hotel System and System Standards then applicable for similarly situated new Franchise System Hotels (subject to Reasonable Deviations), which must be completed to Hyatt’s satisfaction at least three (3) months before the Term expires; and

(ii) state the actions Franchisee must take to correct operating deficiencies and the time period in which Franchisee must correct these deficiencies.

If Hyatt elects not to enter into a successor franchise agreement with Franchisee, Hyatt’s Notice will describe the reasons for its decision. If Hyatt elects to enter into a successor franchise agreement with Franchisee, Franchisee’s effective exercise of the Successor Franchise Right is subject to Franchisee’s full compliance with all of the terms and conditions of this Agreement through the date of its expiration, in addition to Franchisee’s compliance with the obligations described in Hyatt’s Notice.

If Hyatt’s Notice states that Franchisee must cure certain deficiencies of the Hotel or its operation as a condition to Hyatt’s entering into a successor franchise agreement with Franchisee, Hyatt will give Franchisee written notice of Hyatt’s decision not to enter into a successor franchise agreement with Franchisee, based upon Franchisee’s failure to cure those deficiencies, at least ninety (90) days before this Agreement expires. However, Hyatt need not give Franchisee this ninety (90) days’ notice if Hyatt decides not to enter into a successor franchise agreement with Franchisee due to Franchisee’s breach of this Agreement during the ninety (90)-day period before it expires. If Hyatt fails to give Franchisee:

(1) notice of deficiencies in the Hotel, or in Franchisee’s operation of the Hotel, within ninety (90) days after Hyatt receives Franchisee’s timely election to exercise the Successor Franchise Right (if Hyatt elects to enter into a successor franchise agreement with Franchisee under subparagraphs (b) and (ii) above); or

(2) notice of Hyatt’s decision not to enter into a successor franchise agreement with Franchisee at least ninety (90) days before this Agreement expires, if this notice is required,

Hyatt may unilaterally extend the Term for the time period necessary to give Franchisee either reasonable time to correct deficiencies or the ninety (90) days’ notice of Hyatt’s refusal to grant a successor franchise. If Franchisee fails to notify Hyatt of Franchisee’s election to enter into a successor franchise agreement within the prescribed time period, Hyatt will deem this to be Franchisee’s decision not to exercise the Successor Franchise Right or enter into a successor franchise agreement with Hyatt.

13.3. Agreements/Releases. If Franchisee satisfies all of the other conditions for a successor franchise agreement, Franchisee and its Owners (as applicable) agree to sign the form of franchise agreement and any ancillary agreements Hyatt then customarily uses in granting franchises for Franchise System Hotels (modified as necessary to reflect the fact that it is for a successor franchise and that there will be no further renewal or successor franchise rights), which may contain provisions that differ materially from any and all of those contained in this Agreement, except that Hyatt will not charge a successor franchise fee. Franchisee and its Owners further agree to sign general releases, in a form satisfactory to Hyatt, of any and all claims against Hyatt and its owners, Affiliates, officers, directors, employees, agents, successors, and assigns. Hyatt will consider Franchisee’s or its Owners’ failure to sign these agreements and releases and to deliver them to Hyatt for acceptance and execution within thirty (30) days after their delivery to Franchisee to be an election not to enter into a successor franchise agreement.

ARTICLE XIV

DISPUTE RESOLUTION

14.1. Arbitration. All controversies, disputes, or claims between Hyatt (and/or its Affiliates and its and their respective owners, officers, directors, agents, and/or employees), and Franchisee (and/or its Affiliates and Guarantors and its and their respective owners, officers, directors, agents and/or employees) arising out of or related to:

(a) this Agreement or any other agreement between Franchisee and Hyatt or any of its Affiliates;

(b) Hyatt’s (or any of its Affiliates’) relationship with Franchisee;

(c) the scope or validity of this Agreement or any other agreement between Franchisee and Hyatt or any of its Affiliates, or any provision of any of those agreements (including the validity and scope of the arbitration obligation under this Section 14.1, which Hyatt and Franchisee acknowledge is to be determined by an arbitrator, not a court); or

(d) any aspect of the Hotel System or any System Standard

must be submitted for binding arbitration to the American Arbitration Association (the “AAA”). The arbitration proceedings will be conducted by one (1) arbitrator and, except as this Section otherwise provides, according to the AAA’s then current commercial arbitration rules. The arbitrator must be a licensed attorney, have hotel industry experience, and be listed on the AAA’s National Roster of Neutrals (or such other equivalent replacement roster of experienced arbitrators that the AAA designates). All proceedings will be conducted at a suitable location chosen by the arbitrator that is within ten (10) miles of Hyatt’s then current principal business address. All matters relating to arbitration will be governed by the Federal Arbitration Act (9 U.S.C. Sections 1 et seq.) and not by any state arbitration law.

The arbitrator has the right to award any relief that he or she deems proper, including money damages (with interest on unpaid amounts from the date due), specific performance, injunctive relief, and attorneys’ fees and costs, provided that the arbitrator may not declare any Proprietary Mark generic or otherwise invalid or, except as expressly provided in Section 14.5 below, award any punitive, exemplary, or treble or other forms of multiple damages against either party (Hyatt and Franchisee hereby waiving to the fullest extent permitted by law, except as expressly provided in Section 14.5 below, any right to or claim for any punitive, exemplary, and treble and other forms of multiple damages against the other). The award of the arbitrator shall be conclusive and binding upon all parties hereto and judgment upon the award may be entered in any court of competent jurisdiction.

Hyatt and Franchisee agree to be bound by the provisions of any limitation on the period of time in which claims must be brought under applicable law or this Agreement, whichever expires earlier. Hyatt and Franchisee further agree that, in any arbitration proceeding, each must submit or file any claim that would constitute a compulsory counterclaim (as defined by the Federal Rules of Civil Procedure) within the same proceeding as the claim to which it relates. Any claim that is not submitted or filed as required is forever barred. The arbitrator may not consider any settlement discussions or offers that might have been made by either Franchisee or Hyatt.

Hyatt and Franchisee agree that arbitration will be conducted on an individual, not a class-wide, basis; that only Hyatt (and/or its Affiliates and its and their respective owners, officers, directors, agents, and/or employees, as applicable) and Franchisee (and/or its Guarantors and Affiliates and its and their respective owners, officers, directors, agents and/or employees, as applicable) may be the parties to any arbitration proceedings described in this Section; and that an arbitration proceeding between Hyatt (and/or its Affiliates and its and their respective owners, officers, directors, agents, and/or employees) and Franchisee (and/or its Guarantors and Affiliates and its and their respective owners, officers, directors, agents and/or employees) may not be consolidated with any other arbitration proceeding between Hyatt and any other person. Notwithstanding the foregoing or anything to the contrary in this Section or Section 18.2, if any court or arbitrator determines that all or any part of the preceding sentence is unenforceable with respect to a dispute that otherwise would be subject to arbitration under this Section 14.1, then all parties agree that this arbitration clause shall not apply to that dispute and that such dispute shall be resolved in a judicial proceeding in accordance with this Article XIV (excluding this Section 14.1).

Despite Hyatt’s and Franchisee’s agreement to arbitrate, Hyatt and Franchisee each have the right in a proper case to seek temporary restraining orders and temporary or preliminary injunctive relief from a court of competent jurisdiction; provided, however, that Hyatt and Franchisee must contemporaneously submit the dispute for arbitration on the merits as provided in this Article XIV. The provisions of this Article are intended to benefit and bind certain third party non-signatories and will continue in full force and effect subsequent to and notwithstanding this Agreement’s expiration or termination.

14.2. Governing Law. All matters relating to arbitration will be governed by the Federal Arbitration Act (9 U.S.C. Sections 1 et seq.). Except to the extent governed by the Federal Arbitration Act, the United States Trademark Act of 1946 (Lanham Act, 15 U.S.C. Sections 1051 et seq.) or other federal law, this Agreement, the franchise, and all claims arising from the relationship between Hyatt (and/or any of its Affiliates) and Franchisee will be governed by the laws of the State of             , without regard to its conflict of laws rules, except that any              law regulating the offer or sale of franchises, business opportunities, or similar interests, or governing the relationship between a franchisor and a franchisee or any similar relationship, will not apply unless its jurisdictional requirements are met independently without reference to this Section.

14.3. Consent to Jurisdiction. Subject to the parties’ arbitration obligations and the provisions below, Franchisee and its Owners agree that all actions arising under this Agreement or otherwise as a result of the relationship between Franchisee and Hyatt (and/or any of its Affiliates) must be commenced in the state or federal court of             , and Franchisee (and each Owner) irrevocably submits to the jurisdiction of those courts and waives any objection Franchisee (or the Owner) might have to either the jurisdiction of or venue in those courts. Nonetheless, Franchisee and its Owners agree that Hyatt may enforce this Agreement and any arbitration orders and awards in the courts of the state or states in which Franchisee (or any of its Owners) is domiciled or the Hotel is located.

14.4. Attorneys’ Fees. If either party initiates a formal legal proceeding under or relating to this Agreement, the non-prevailing party in that proceeding (as determined by the judge or arbitrator, as applicable) must reimburse the prevailing party for all of the prevailing party’s costs and expenses that it incurs, including reasonable accounting, attorneys’, arbitrators’, and related fees.

14.5. Waiver Of Punitive Damages And Jury Trial. EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS FOR THIRD PARTY CLAIMS UNDER SECTIONS 8.3 AND 8.4, AND EXCEPT FOR PUNITIVE, EXEMPLARY, AND TREBLE AND OTHER FORMS OF MULTIPLE DAMAGES AVAILABLE TO EITHER PARTY UNDER FEDERAL LAW, HYATT AND FRANCHISEE (AND FRANCHISEE’S OWNERS) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO OR CLAIM FOR ANY PUNITIVE, EXEMPLARY, AND TREBLE AND OTHER FORMS OF MULTIPLE DAMAGES AGAINST THE OTHER AND AGREE THAT, IN THE EVENT OF A DISPUTE BETWEEN HYATT AND FRANCHISEE (AND/OR FRANCHISEE’S OWNERS), THE PARTY MAKING A CLAIM WILL BE LIMITED TO EQUITABLE RELIEF AND TO RECOVERY OF ANY ACTUAL DAMAGES IT SUSTAINS.

SUBJECT TO THE PARTIES’ ARBITRATION OBLIGATIONS, HYATT AND FRANCHISEE (AND FRANCHISEE’S OWNERS) IRREVOCABLY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM, WHETHER AT LAW OR IN EQUITY, BROUGHT BY EITHER HYATT OR FRANCHISEE.

14.6. Limitations of Claims. EXCEPT FOR CLAIMS ARISING FROM FRANCHISEE’S NON-PAYMENT OR UNDERPAYMENT OF AMOUNTS FRANCHISEE OWES HYATT OR ANY OF ITS AFFILIATES, ANY AND ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR HYATT’S (OR ANY OF ITS AFFILIATES’) RELATIONSHIP WITH FRANCHISEE WILL BE BARRED UNLESS A LEGAL PROCEEDING (IN THE REQUIRED OR PERMITTED FORUM) IS COMMENCED WITHIN EIGHTEEN (18) MONTHS FROM THE DATE ON WHICH THE PARTY ASSERTING THE CLAIM KNEW OR SHOULD HAVE KNOWN OF THE FACTS GIVING RISE TO THE CLAIMS.

ARTICLE XV

DEFAULT AND TERMINATION

15.1. Termination by Hyatt After Opportunity to Cure. Hyatt has the right to terminate this Agreement, effective on the date stated in Hyatt’s written notice (or the earliest date permitted by applicable law), if:

(a) Franchisee fails to pay Hyatt or any of its Affiliates any fees or other amounts due under this Agreement or any other agreement between Franchisee and Hyatt or any of its Affiliates and does not cure that default within ten (10) days after delivery of Hyatt’s written notice of default to Franchisee;

(b) Franchisee fails to pay when due any financial obligation to a Provider and does not cure that default within thirty (30) days after delivery of Hyatt’s written notice of default to Franchisee;

(c) Franchisee fails to begin or continue the construction or renovation of the Hotel in accordance with the timeline set forth in Article II, or fails to open the Hotel on or before the Opening Deadline (as extended pursuant to Section 2.4.1, if applicable), and does not cure that default within thirty (30) days after delivery of Hyatt’s written notice of default to Franchisee; provided, however, such default shall not constitute grounds for termination of this Agreement if Franchisee shall have commenced the cure of such default within such thirty (30)-day period and thereafter diligently prosecutes such cure to completion, provided the same is cured within ninety (90) days after delivery of Hyatt’s original written notice of default to Franchisee;

(d) Franchisee fails to comply with any other provision of this Agreement, the Manual, any aspect of the Hotel System or any System Standard and does not cure that default within thirty (30) days after delivery of Hyatt’s written notice of default to Franchisee; provided, however, such default shall not constitute grounds for termination of this Agreement if Franchisee shall have commenced the cure of such default within such thirty (30)-day period and thereafter diligently prosecutes such cure to completion, provided the same is cured within ninety (90) days after delivery of Hyatt’s original written notice of default to Franchisee;

(e) Franchisee fails to comply with any other agreement with Hyatt or its Affiliates relating to the Hotel and does not cure that default within thirty (30) days (or such shorter time period that the other agreement specifies for curing that default) after delivery of Hyatt’s written notice of default to Franchisee; provided, however, such default shall not constitute grounds for termination of this Agreement if Franchisee shall have commenced the cure of such default within such thirty (30)-day period and thereafter diligently prosecutes such cure to completion, provided the same is cured within ninety (90) days after delivery of Hyatt’s original written notice of default to Franchisee;

(f) Franchisee does not buy, maintain, or send Hyatt evidence of required insurance coverage and does not cure that default within ten (10) days after delivery of Hyatt’s written notice of default to Franchisee.

15.2. Termination by Hyatt Without Opportunity to Cure. Hyatt may terminate this Agreement immediately, without giving Franchisee an opportunity to cure the default, effective upon delivery of written notice to Franchisee (or such later date as required by law), if:

(a) Franchisee or any Guarantor admits its inability to pay its debts as they become due or makes a general assignment for the benefit of creditors; suffers an action to dissolve or liquidate Franchisee or any Guarantor; commences or consents to any case, proceeding, or action seeking reorganization, arrangement, adjustment, liquidation, dissolution, or composition of debts under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors; suffers an appointment of a receiver, trustee, custodian, or other official for any portion of its property; takes any corporate or other action to authorize any of the actions set forth above in this Section 15.2(a); has any case, proceeding, or other action commenced against it as debtor seeking an order for relief, or seeking reorganization, arrangement, adjustment, liquidation, dissolution, or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors, or seeking appointment of a receiver, trustee, custodian, or other official for it or any portion of its property, and such case, proceeding, or other action results in an order for relief against it that is not fully stayed within seven (7) business days after being entered or remains un-dismissed for forty-five (45) days; has an attachment of Fifty Thousand Dollars ($50,000) or more on all or any part of the Hotel or any of its assets that remains for at least ninety (90) days; or fails, within sixty (60) days after the entry of a final judgment against it in any amount exceeding One Hundred Thousand Dollars ($100,000), to discharge, vacate, or reverse the judgment, to stay its execution, or, if appealed, to discharge the judgment within thirty (30) days after a final adverse decision in the appeal;

(b) Franchisee for any reason except as otherwise provided in this Agreement ceases constructing and/or operating the Hotel at the Site under the Proprietary Marks, or loses possession or the right to possess all or a significant part of the Hotel, or fails to identify the Hotel to the public as a Franchise System Hotel;

(c) Franchisee or any of its Affiliates contests in any court or proceeding all or any portion of Hyatt’s or its Affiliate’s ownership of the Hotel System or the validity of any Proprietary Mark, Copyrighted Materials, or Confidential Information or registers or attempts to register any Proprietary Mark or a derivative thereof;

(d) Franchisee (or any of its Owners) makes a transfer in violation of Article XII;

(e) Franchisee fails to identify the Hotel to the public as a Franchise System Hotel or discontinues operating the Hotel as a Franchise System Hotel, and it is not unreasonable for Hyatt under the facts and circumstances to conclude that Franchisee does not intend to continue to operate the Hotel under the Proprietary Marks;

(f) Franchisee or any of its Controlling Owners or Guarantors is, or is discovered to have been, convicted of a felony or enters or is discovered to have entered a plea of no contest to a felony that is likely, in Hyatt’s reasonable opinion, to reflect adversely upon Hyatt, the Hotel System, or the Proprietary Marks, including any violation of laws or regulations relating to discrimination, equal employment, or equal opportunity;

(g) Franchisee knowingly maintains false books and records of account or knowingly submits false or misleading reports or information to Hyatt or its Affiliate, including any information Franchisee provides or fails to provide on its franchise application;

(h) Franchisee (or any of its Owners) knowingly makes any unauthorized use or disclosure of any part of the Manual or any other Confidential Information;

(i) Hyatt determines that a serious threat or danger to public health or safety results from the construction, maintenance, or operation of the Hotel, such that an immediate shutdown of the Hotel or construction site is necessary to avoid a substantial liability or loss of goodwill to the Hotel System and Franchisee fails or refuses to close the Hotel and use commercially reasonable best efforts to immediately take such steps as are necessary to remove or remediate the threat or danger;

(j) Hyatt exercises its right to terminate this Agreement pursuant to Section 10.1 or 10.2;

(k) Franchisee violates any law, ordinance, or regulation that is likely, in Hyatt’s reasonable opinion, to reflect adversely upon Hyatt, the Hotel System, or the Proprietary Marks, and does not begin to cure the violation immediately after receiving notice from Hyatt or any other party and to complete the cure as soon as is reasonably practicable or within the timeframe allowed by law, whichever is shorter;

(l) Franchisee (1) fails on three (3) or more separate occasions within any twelve (12) consecutive month period to comply with this Agreement, whether the failures relate to the same or different obligations under this Agreement and whether or not Franchisee corrects the failures after Hyatt’s delivery of notice to Franchisee; or (2) fails on two (2) or more separate occasions within any six (6) consecutive month period to comply with the same obligation under this Agreement, whether or not Franchisee corrects the failures after Hyatt’s delivery of notice to Franchisee;

(m) Franchisee fails to pay when due any federal or state income, service, sales, or other taxes due on the Hotel’s operation and does not cure that default within thirty (30) days after delivery of Hyatt’s written notice of default to Franchisee and such failure is likely, in Hyatt’s reasonable opinion, to reflect adversely upon Hyatt, the Hotel System, or the Proprietary Marks,, unless Franchisee is in good faith contesting its liability for those taxes or has received an extension from the applicable government agency of the time within which to make such payments; or

(n) Franchisee’s or any of its Owners’ assets, property, or interests are blocked under any Anti-Terrorism Law or Franchisee or any of its Owners otherwise violate any Anti-Terrorism Law.

15.3. Suspension of Rights and Services. Franchisee acknowledges that, upon Franchisee’s failure to remedy any default specified in any written notice issued to Franchisee under Section 15.1 (following any cure period specified for such default in Section 15.1) or Section 15.2, Hyatt has the right, until Franchisee remedies such default to Hyatt’s satisfaction, to (a) suspend Franchisee’s right to use, and Franchisee’s access to, the CRS and/or other Centralized Services; (b) remove the Hotel from Hyatt’s advertising publications and programs and/or the National Directory; (c) suspend or terminate any temporary or other fee reductions to which Hyatt might have agreed in this Agreement or any amendment(s) to this Agreement; and/or (d) refuse to provide any operational support that this Agreement otherwise requires. If Hyatt suspends Franchisee from the CRS, Hyatt has the right to divert reservations previously made for the Hotel to other Franchise System Hotels or Hyatt-Affiliated Hotels. Hyatt will exercise its right to suspend Franchisee’s rights only after Franchisee’s cure period (if any) under the written notice of default has expired. If Hyatt exercises its right to suspend Franchisee’s access to the CRS or other Centralized Services, such suspension will last no more than six (6) months, after which time Hyatt shall either reinstate Franchisee’s access or terminate this Agreement. Hyatt’s exercise of this right will not constitute an actual or constructive termination of this Agreement nor be Hyatt’s sole and exclusive remedy for Franchisee’s default. If Hyatt exercises its right not to terminate this Agreement but to implement any remedies in this

Section 15.3, Hyatt may at any time after the appropriate cure period under the written notice has lapsed (if any) terminate this Agreement without giving Franchisee any additional corrective or cure period. During any suspension period, Franchisee must continue to pay all fees and other amounts due under, and otherwise comply with, this Agreement and all related agreements. Hyatt’s election to suspend Franchisee’s rights as provided above will not be a waiver by Hyatt of any breach of this Agreement. If Hyatt rescinds any suspension of Franchisee’s rights, Franchisee will not be entitled to any compensation, including repayment, reimbursement, refunds, or offsets, for any fees, charges, expenses, or losses Franchisee might have incurred due to Hyatt’s exercise of any suspension right provided above.

15.4. General Provisions Concerning Default and Termination. In any arbitration or other proceeding in which the validity of Hyatt’s or Franchisee’s termination of this Agreement or Hyatt’s refusal to enter into a successor franchise agreement is contested, Hyatt and Franchisee may cite and rely upon all of the other’s (and any Guarantor’s) defaults or violations of this Agreement, not only the defaults or violations referenced in any written notice. No notice of termination or refusal to enter into a successor franchise agreement will relieve either Hyatt or Franchisee of its obligations that survive termination of this Agreement, including its de-identification, indemnification, and liquidated damages payment obligations. Franchisee agrees that Hyatt has the right and authority (but not the obligation) to notify Franchisee’s Lender and any or all of Franchisee’s Owners, creditors and/or suppliers if Franchisee is in default under, or Hyatt has terminated, this Agreement.

ARTICLE XVI

RIGHTS AND OBLIGATIONS UPON EXPIRATION OR TERMINATION

16.1. De-Identification. Beginning on the date upon which this Agreement terminates or expires, Franchisee must immediately cease using the Hotel System and begin to de-identify the Hotel by taking whatever action Hyatt deems necessary to ensure that the Hotel no longer is identified as a hotel within the Hotel System. Franchisee agrees to take the following steps, among other actions, to de-identify the Hotel:

(a) return to Hyatt the Manual, all other Copyrighted Materials, and all materials containing Confidential Information or bearing any of the Proprietary Marks and cease using all such items;

(b) remove all items identifying the Hotel System, including all elements of the trade dress and other distinctive features, devices, and/or items associated with the Hotel System, such as (for example) FF&E that is uniquely identified with a Franchise System Hotel or a Hyatt-Affiliated Hotel, interior signage, lobby signage, door identifier signage, directional signage, phone face plates, memo pads, pens, cups, glasses, signage on the back of guest room doors, and all other signage bearing one or more of the Proprietary Marks. With respect to the Hotel’s exterior signage, Franchisee must (i) immediately schedule the permanent removal of all exterior signage bearing any of the Proprietary Marks and give Hyatt written evidence of that schedule, (ii) immediately cover all exterior signage in a professional manner, and (iii) permanently remove all exterior signage within thirty (30) days after this Agreement expires or terminates. In addition, Franchisee must make at its expense such specific additional changes that Hyatt reasonably requests to de-identify the Hotel;

(c) change the Hotel’s telephone listing and immediately stop answering the telephone in any way that would lead a current or prospective customer, vendor, or other person to believe that the Hotel still is associated with the Hotel System or Hyatt;

(d) stop all uses of the Proprietary Marks on any Franchisee Organization Website and require all third-party Websites to remove any references that directly or indirectly associate the Hotel with the Proprietary Marks;

(e) cancel all fictitious, assumed, or other business name registrations relating to Franchisee’s use of the Proprietary Marks; and

(f) permit Hyatt’s representatives to enter the Hotel on no less than twenty four (24) hours’ prior notice to conduct inspections on a periodic basis until de-identification is completed to Hyatt’s satisfaction.

Beginning on the date upon which this Agreement terminates or expires and continuing until de-identification is completed to Hyatt’s satisfaction, Franchisee must maintain a conspicuous sign at the registration desk in a form that Hyatt specifies stating that the Hotel no longer is associated with the Hotel System. Franchisee and its Affiliates may not, without Hyatt’s permission, represent to former Hotel customers, prospective customers or the public, or otherwise hold itself out to the public as a former franchisee of Hyatt’s or as the former operator of a Franchise System Hotel, except in the limited case of informing investors, prospective investors, or lenders that Franchisee has general experience in operating a Franchise System Hotel. Franchisee acknowledges that the de-identification process is intended to alert the public immediately that the Hotel is not affiliated with the Hotel System. Subject to the terms of Subsection (b) above with respect to exterior signage, Franchisee shall complete all de-identification obligations under this Section 16.1 to Hyatt’s satisfaction, and provide a written certification to Hyatt indicating such completion, on or before the date which is fifteen (15) days after this Agreement terminates or expires.

If Franchisee fails to comply strictly with all of the de-identification provisions in this Section 16.1, Franchisee agrees to: (i) pay Hyatt a royalty fee of Five Thousand Dollars ($5,000) per day until de-identification is completed to Hyatt’s satisfaction; and (ii) permit Hyatt’s representatives to enter the Hotel to complete the de-identification process at Franchisee’s expense. Franchisee agrees to pay all of Hyatt’s costs and expenses of enforcing these de-identification provisions, including all attorneys’ fees and costs. Nothing in this Section or this Agreement limits Hyatt’s rights or remedies at law or in equity if Franchisee does not complete the de-identification procedures as provided above, including Hyatt’s right to seek and obtain an injunction to remove or cause to be removed, at Franchisee’s sole cost and expense, all signage from the Hotel.

16.2. Pay Amounts Owed. Unless otherwise provided in this Agreement, within five (5) days after the termination or expiration of this Agreement, Franchisee must pay all amounts owed to Hyatt and its Affiliates under this Agreement or any other agreement.

16.3. Contacting Customers. Upon this Agreement’s termination or expiration for any reason, Hyatt has the right to contact those individuals or entities who have reserved rooms with Franchisee through the CRS, and any other Hotel customers, and inform them that Franchisee’s lodging facility no longer is part of the Hotel System. Hyatt also has the right to inform those individuals, entities and customers of other Franchise System Hotels and other Hyatt-Affiliated Hotels that are proximately located to Franchisee’s lodging facility in case they prefer to change their reservations so that they can stay at a Hyatt-Affiliated Hotel. Hyatt’s exercise of these rights will not constitute an interference with Franchisee’s contractual or business relationship. Franchisee acknowledges that the individuals and entities that made reservations with Franchisee’s lodging facility when it was a Hotel under this Agreement constitute Hyatt’s customers.

16.4. Centralized Services. Beginning on the date that this Agreement terminates or expires, Hyatt and its Affiliates shall stop providing Centralized Services to the Hotel.

16.5. Liquidated Damages. Franchisee acknowledges and confirms that Hyatt will suffer substantial damages as a result of the termination of this Agreement. Some of those damages include lost Royalty Fees, lost market penetration and goodwill, loss of Hotel System representation in the Hotel’s market area, confusion of national accounts and individual customers, disadvantage in competing for national accounts and other types of bookings for Franchise System Hotels, lost opportunity costs, and expenses that Hyatt will incur in developing another franchise in the Hotel’s market area (collectively, “Brand Damages”). Hyatt and Franchisee acknowledge that Brand Damages are difficult to estimate accurately and proof of Brand Damages would be burdensome and costly, although such damages are real and meaningful to Hyatt. Therefore, upon termination of this Agreement before the Term expires for any reason (subject to Article X), Franchisee agrees to pay Hyatt, within fifteen (15) days after the date of such termination, liquidated damages in a lump sum as calculated below.

(a) If this Agreement contemplates Franchisee’s constructing a new Hotel at the Site pursuant to Section 2.1 and construction of the Hotel had not yet begun (as described in Subsection 2.1(d)) as of the effective date of termination, then the liquidated damages are One Thousand Dollars ($1,000) multiplied by the number of approved guest rooms at the Hotel. However, if construction begins on a hotel or other lodging facility at the Site (whether or not Franchisee then owns or controls the Site), within one (1) year after the effective date of termination, then Franchisee must pay Hyatt, within thirty (30) days after Hyatt’s notice to Franchisee, the difference between the liquidated damages calculated under Subsection 16.5(b) below and the liquidated damages that Franchisee already paid to Hyatt.

(b) Subject to Subsection 16.5(a), if this Agreement terminates before the third anniversary of the Opening Date, the liquidated damages are the product of (i)(A) six percent (6%) times the average daily revenue per available guest room for all Franchise System Hotels in the United States (including those that Hyatt and its Affiliates own, manage, and franchise) for the previous twelve (12) full calendar months, plus (B) three percent (3%) times the average daily food and beverage revenue per available guest room for all Franchise System Hotels in the United States (including those that Hyatt and its Affiliates own, manage, and franchise) for the previous twelve (12) full calendar months; times (ii) one thousand eight hundred twenty-five (1,825) days; times (iii) the number of guest rooms at the Hotel.

(c) If this Agreement terminates on or after the third anniversary of the Opening Date, the liquidated damages are the product of (i) the average monthly Royalty Fees that Franchisee owed Hyatt during the twelve (12) full calendar month period before the month of termination, without regard for any provision in this Agreement or any amendment(s) to this Agreement deferring or reducing any portion of those fees, times (ii) sixty (60) or the number of months remaining in this Agreement’s term, whichever is less.

Notwithstanding the foregoing, if this Agreement is terminated because of a Consequential Termination, then the liquidated damages are one hundred fifty percent (150%) of the amount calculated in (a), (b) or (c) above (as applicable).

Franchisee agrees that the liquidated damages calculated under this Section 16.5 represent the best estimate of Hyatt’s Brand Damages arising from any termination of this Agreement before the Term expires. Franchisee’s payment of the liquidated damages to Hyatt will not be considered a penalty but, rather, a reasonable estimate of fair compensation to Hyatt for the Brand Damages Hyatt will incur because this Agreement did not continue for the Term’s full length. Franchisee acknowledges that Franchisee’s payment of liquidated damages is full compensation to Hyatt only for the Brand Damages resulting from the early termination of this Agreement and is in addition to, and not in lieu of, Franchisee’s obligations to pay other amounts due to Hyatt under this Agreement as of the date of termination and to comply strictly with the de-identification procedures of Section 16.1 and Franchisee’s other post-termination obligations. If any valid law or regulation governing this Agreement limits Franchisee’s obligation to pay, and Hyatt’s right to receive, the liquidated damages for which Franchisee is obligated under this Section 16.5, Franchisee shall be liable to Hyatt for any and all Brand Damages Hyatt incurs, now or in the future, as a result of Franchisee’s breach of this Agreement.

16.6. Survival. The following provisions of this Agreement shall survive termination or expiration of this Agreement regardless of the circumstances: Sections 6.4, 7.4, 8.1, 8.3, 8.4, 10.1.2 (last three (3) sentence), 10.1.3, 10.2 (last paragraph), 11.1, 11.5, 11.6, and 15.4 and Articles IX, XIV, XVI, XVII and XVIII. Additionally, all of Franchisee’s covenants, obligations, and agreements that by their terms or by implication are to be performed after the termination or expiration of the Term shall survive such termination or expiration.

ARTICLE XVII

NOTICES

All written notices, reports, and payments permitted or required to be delivered by this Agreement or the Manual will be deemed to be delivered: (a) at the time delivered by hand; (b) at the time delivered via computer transmission if the sender has confirmation of a successful transmission, and, in the case of the Royalty Fees and other amounts due, at the time Hyatt actually receives payment via electronic funds transfer; (c) one (1) business day after transmission by facsimile or other electronic system if the sender has confirmation of successful transmission; (d) one (1) business day after being placed in the hands of a nationally recognized commercial courier service for next business day delivery; or (e) three (3) business days after placement in the United States Mail by Certified Mail, Return Receipt Requested, postage prepaid. Any notice to Hyatt must be sent to the address specified below, although Hyatt may change this address for notice by giving Franchisee thirty (30) days’ prior notice by any of the means specified in subparagraphs (a) through (e) above. Any notice that Hyatt sends Franchisee may be sent to the one (1) person identified below, even if Franchisee has multiple Owners, at the address specified below. Franchisee may change the person and/or address for notice only by giving Hyatt thirty (30) days’ prior notice by any of the means specified in subparagraphs (a) through (e) above.

Hyatt:	Hyatt Franchising, L.L.C. 71 South Wacker Drive Chicago, Illinois 60606 Attention: Senior Vice President	Franchisee :	ENTITYNAMECAPS PCADDRESS1 PCADDRESS2 Attention: PCNAME

Any required payment or report that Hyatt does not actually receive during regular business hours on the date due (or postmarked by postal authorities at least two (2) business days before then) will be deemed delinquent. Notices delivered via the means specified above will be deemed delivered as of the times specified above whether or not Franchisee accepts delivery.

ARTICLE XVIII

GENERAL

18.1. The Exercise of Hyatt’s Judgment. Hyatt has the right to develop, operate, and change the Hotel System and System Standards in any manner not specifically prohibited by this Agreement in the best interests of the Hotel System, in Hyatt’s judgment. Whenever Hyatt has reserved in this Agreement a right to take or to withhold an action, or to grant or decline to grant Franchisee the right to take or omit an action, Hyatt may, except as otherwise specifically provided in this Agreement, make its decision or exercise its rights based on information readily available to it and its judgment of what is in the best interests of Hyatt and its Affiliates, Franchise System Hotel franchisees generally, or the Hotel System at the time its decision is made, without regard to whether Hyatt could have made other reasonable or even arguably preferable alternative decisions or whether its decision promotes Hyatt’s (or its Affiliates’) financial or other individual interest.

18.2. Severability and Interpretation. Except as expressly provided to the contrary in this Agreement (including in Section 14.1), each section, subsection, paragraph, term, and provision of this Agreement is severable, and if, for any reason, any part is held to be invalid or contrary to or in conflict with any applicable present or future law or regulation in a final, unappealable ruling issued by any court, agency, or tribunal with competent jurisdiction, that ruling will not impair the operation of, or otherwise affect, any other portions of this Agreement, which will continue to have full force and effect and bind the parties. If any applicable and binding law or rule of any jurisdiction requires more notice than this Agreement requires of this Agreement’s termination or of Hyatt’s refusal to offer Franchisee the Successor Franchise Right, or some other action that this Agreement does not require, or if, under any applicable and binding law or rule of any jurisdiction, any provision of this Agreement or any System Standard is invalid, unenforceable, or unlawful, the notice and/or other action required by the law or rule will be substituted for the comparable provisions of this Agreement, and Hyatt may modify the invalid or unenforceable provision or System Standard to the extent required to be valid and enforceable or delete the unlawful provision in its entirety. Franchisee agrees to be bound by any promise or covenant imposing the maximum duty the law permits that is subsumed within any provision of this Agreement, as though it were separately articulated in and made a part of this Agreement.

18.3. Waiver of Obligations and Force Majeure. Hyatt and Franchisee may by written instrument unilaterally waive or reduce any obligation of or restriction upon the other under this Agreement, effective upon delivery of written notice to the other or another effective date stated in the notice of waiver. Any waiver granted will be without prejudice to any other rights Hyatt or Franchisee have, will be subject to continuing review, and may be revoked at any time and for any reason effective upon delivery of ten (10) days’ prior written notice.

Hyatt and Franchisee will not waive or impair any right, power, or option this Agreement reserves (including Hyatt’s right to demand compliance with every term, condition, and covenant or to declare any breach to be a default and to terminate this Agreement before the Term expires) because of any custom or practice that varies from this Agreement’s terms; Hyatt’s or Franchisee’s failure, refusal, or neglect to exercise any right under this Agreement or to insist upon the other’s compliance with this Agreement, including any System Standard; Hyatt’s waiver of or failure to exercise any right, power, or option, whether of the same, similar, or different nature, with other Franchise System Hotels; the existence of franchise agreements for other Franchise System Hotels that contain provisions differing from those contained in this Agreement; or Hyatt’s acceptance of any payments due from Franchisee after any breach of this Agreement. No special or restrictive legend or endorsement on any check or similar item given to either party will be a waiver, compromise, settlement, or accord and satisfaction. The receiving party is authorized to remove any legend or endorsement, and they will have no effect.

Neither Hyatt nor Franchisee will be liable for loss or damage or be in breach of this Agreement, including Franchisee’s obligations to develop and open the Hotel under Article II, if Hyatt’s or Franchisee’s failure to perform their respective obligations results from Force Majeure. Any delay resulting from Force Majeure will extend performance accordingly or excuse performance, in whole or in part, as may be reasonable, except that Force Majeure will not excuse payments of amounts owed at the time of the occurrence or payment of Royalty Fees or other payments due afterward.

18.4. Binding Effect. This Agreement is valid when signed by Franchisee and signed and accepted by Hyatt at its office in Chicago, Illinois.

18.5. Entire Agreement and Construction. This Agreement is binding upon Hyatt and Franchisee and their respective executors, administrators, heirs, beneficiaries, permitted assigns, and successors in interest. Subject to Hyatt’s right to modify the Manual, the Hotel System, System Standards, and those Centralized Services, and allocation of costs for those services, on Exhibit C, from time to time, this Agreement may not be modified except by a written agreement signed by both Hyatt’s and Franchisee’s duly-authorized officers. The Preliminary Statement and Exhibits, and the attached PIP (if applicable), are a part of this Agreement which, together with System Standards contained in the Manual (which may be periodically modified, as provided in this Agreement), constitutes Hyatt’s and Franchisee’s entire agreement, and there are no other oral or written understandings or agreements between Hyatt and Franchisee, and no oral or written representations by Hyatt, relating to the subject matter of this Agreement, the franchise relationship, or the Hotel (any understandings or agreements reached, or any representations made, before this Agreement are superseded by this Agreement). Franchisee may not rely on any alleged oral or written understandings, agreements, or representations not contained in this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall disclaim or require Franchisee to waive reliance on any representation that Hyatt made in the most recent franchise disclosure document (including its exhibits and amendments) that Hyatt delivered to Franchisee or its representative.

Any policies that Hyatt adopts and implements from time to time to guide Hyatt in its decision-making are subject to change, are not a part of this Agreement, and are not binding on Hyatt. Except as expressly provided in this Agreement, nothing in this Agreement is intended or deemed to confer any rights or remedies upon any person or legal entity not a party to this Agreement.

References in this Agreement to “Hyatt” with respect to all of Hyatt’s rights and all of Franchisee’s obligations to Hyatt under this Agreement include any of Hyatt’s Affiliates, and its and their successors and assigns, with whom Franchisee deals. The headings in this Agreement are for convenience only and will not control or affect the meaning or construction of any provision. Time is of the essence in this Agreement, and all provisions of this Agreement shall be so interpreted.

18.6. Hyatt’s Withholding of Consent. Except where this Agreement expressly obligates Hyatt reasonably to approve or not unreasonably to withhold its approval of any of Franchisee’s actions or requests, Hyatt has the absolute right to refuse any request Franchisee makes or to withhold its approval of any of Franchisee’s proposed, initiated, or completed actions that require its approval. However, Hyatt may withhold its consent, whenever and wherever otherwise required, if Franchisee is in default under this Agreement.

18.7. Cumulative Remedies. Hyatt’s and Franchisee’s rights under this Agreement are cumulative, and their exercise or enforcement of any right or remedy under this Agreement will not preclude their exercise or enforcement of any other right or remedy that they are entitled by law to enforce.

ARTICLE XIX

ACKNOWLEDGEMENTS

To induce Hyatt to sign this Agreement and grant Franchisee the rights under this Agreement, Franchisee represents, warrants and acknowledges:

(a) That Franchisee has independently investigated the Franchise System Hotel franchise opportunity, including the current and potential market conditions and competitive factors and risks, and recognizes that, like any other business, the nature of a Franchise System Hotel’s business will evolve and change over time.

(b) That an investment in a Franchise System Hotel involves business risks that could result in the loss of a significant portion or all of Franchisee’s investment.

(c) That Franchisee’s business abilities and efforts are vital to its success.

(d) That retaining customers for the Hotel will require a high level of customer service and strict adherence to the Hotel System and System Standards, and that Franchisee is committed to maintaining the System Standards.

(e) That Franchisee has not received from Hyatt, and is not relying upon, and that Hyatt expressly disclaims making, any representation, warranty or guaranty, express or implied, as to the actual or potential volume, sales, income or profits of the Hotel or any other Franchise System Hotel.

(f) That any information Franchisee has acquired from other Franchise System Hotel owners, including information regarding their sales, profits or cash flows, is not information obtained from Hyatt, and Hyatt makes no representation about that information’s accuracy.

(g) That Franchisee has no knowledge of any representations made about the Franchise System Hotel franchise opportunity by Hyatt, its Affiliates or any of their respective officers, directors, owners or agents that are contrary to the statements made in Hyatt’s Franchise Disclosure Document or to the terms and conditions of this Agreement.

(h) That in all of their dealings with Franchisee, Hyatt’s officers, directors, employees and agents act only in a representative, and not in an individual, capacity and that business dealings between Franchisee and them as a result of this Agreement are only between Franchisee and Hyatt.

(i) That it is relying solely on Hyatt, and not on any Affiliate of Hyatt, with regard to Hyatt’s financial obligations under this Agreement, and no employee or other person speaking on behalf of, or otherwise representing, Hyatt has made any statement or promise to the effect that Hyatt’s Affiliates guarantee Hyatt’s performance or financially back Hyatt.

(j) That Franchisee has represented to Hyatt, to induce Hyatt’s entering into this Agreement, that all statements Franchisee has made and all materials (including ownership information and descriptions of Franchisee’s and/or its Affiliates’ ownership structure(s)) it has given Hyatt in acquiring the rights under this Agreement are accurate and complete and that Franchisee has made no misrepresentations or material omissions in obtaining those rights.

(k) That none of Franchisee’s Affiliates or Owners is a Brand Owner.

(l) That Franchisee has read this Agreement and Hyatt’s Franchise Disclosure Document and understands and accepts that the terms and covenants in this Agreement are reasonable and necessary for Hyatt to maintain its high standards of quality and service, and to protect and preserve the goodwill of the Proprietary Marks.

(m) That Franchisee has independently evaluated this opportunity, including by using its own business professionals and advisors, and has relied solely upon those evaluations in deciding to enter into this Agreement.

(n) That Franchisee has been afforded an opportunity to ask any questions it has and to review any appropriate materials of interest to Franchisee concerning the Franchise System Hotel franchise opportunity.

(o) That Franchisee has been afforded an opportunity, and Hyatt has encouraged Franchisee, to have this Agreement and all other agreements and materials that Hyatt has given or made available to Franchisee reviewed by an attorney and has either done so or intentionally chosen not to do so.

(p) That Franchisee has a net worth that is sufficient to make the investment in the Franchise System Hotel franchise opportunity represented by this Agreement, and Franchisee will have sufficient funds to meet all of Franchisee’s obligations under this Agreement.

(q) That any statements, oral or written, by Hyatt or its agents before the execution of this Agreement were for informational purposes only and do not constitute any representation or warranty by Hyatt, and Hyatt’s only representations, warranties, and obligations are those specifically set forth in this Agreement or in the most recent franchise disclosure document (including its exhibits and amendments) that Hyatt delivered to Franchisee or its representative. Franchisee must not rely on, and the parties do not intend to be bound by, any statement or representation not contained in this Agreement or such disclosure document.

[Signature page follows]

IN WITNESS WHEREOF, the parties have signed this Agreement as of the dates set forth by their signatures, to be effective as of the Effective Date (regardless of the dates of the parties’ signatures).

FRANCHISEE:

ENTITYNAMECAPS

By:
SIGNEENAME
SIGNEETITLE

Date:

Attest:

FRANCHISOR:

HYATT FRANCHISING, L.L.C.

By:
Senior Vice President

Date:

Attest:

EXHIBIT A

to the

HYATT FRANCHISING, L.L.C. FRANCHISE AGREEMENT

DEFINED TERMS

In addition to any other terms defined in this Agreement, the following terms shall have the respective meanings as indicated below.

“ADS” means the alternative distribution systems that Hyatt may periodically authorize or require for Franchisee’s Hotel and other similarly situated Franchise System Hotels (subject to Reasonable Deviations).

“Affiliate” means, with respect to a party, any person or entity directly or indirectly owned or controlled by, under common control with, or owning or controlling, such party. For purposes of this definition, “control” means the power to direct or cause the direction of management and policies.

“Anti-Terrorism Laws” mean Executive Order 13224 issued by the President of the United States, the USA PATRIOT Act, and all other present and future federal, state, and local laws, ordinances, regulations, policies, lists, and other requirements of any governmental authority addressing or in any way relating to terrorist acts and acts of war.

“Area of Protection” means the geographic area described in Exhibit B.

“Brand Owner” means any entity that is a franchisor or owner, or is affiliated with or manages hotels exclusively for the franchisor or owner, of a hotel concept that has at least five (5) hotels operating under that concept’s trade name and that, in Hyatt’s reasonable opinion, competes with Franchise System Hotels.

“Chain Services” is defined in Exhibit C.

“Centralized Services” is defined in Exhibit C.

“Centralized Services Costs” is defined in Exhibit C.

“Centralized Services Charges” is defined in Exhibit C.

“Confidential Information” means (a) site selection criteria; (b) the substance, design, and construction of Franchise System Hotels and the Design Standards; (c) training and operations materials and manuals, including the Manual; (d) methods, formats, specifications, standards, systems, procedures, sales and marketing techniques, knowledge, and experience used in developing and operating Franchise System Hotels; (e) marketing and advertising programs for Franchise System Hotels; (f) information regarding the Hotel’s guests; (g) knowledge of specifications for and suppliers of FF&E and other products and supplies that are uniquely identified with Franchise System Hotels or other Hyatt-Affiliated Hotels; (h) any part of the Technology System and other computer software or other technology that is proprietary to Hyatt, its Affiliates or the Hotel System, including digital passwords and identifications and any source code of, and data, reports, and other printed materials generated by, the software or other technology; (i) knowledge of the operating results and financial performance of Franchise System Hotels other than the Hotel; and (j) graphic designs and related intellectual property.

“Consequential Termination” means a termination of this Agreement if (a) such termination involves a transfer of the Hotel or its assets, or a Controlling Ownership Interest in Franchisee or its Controlling Owner, to a Competitor; (b) there are three (3) or more franchise agreements for Franchise System Hotels (including this Agreement) with Franchisee or its Affiliates that Hyatt terminates because of Franchisee’s (or its Affiliate’s) default or Franchisee (or its Affiliate) terminates in breach of the agreement; For purposes of this definition, a “Competitor” is any entity that owns, franchises and/or manages, or is an affiliate of any entity that owns, franchises and/or manages, a full-service (i.e., typically offers to hotel guests three (3) meals per day) hotel brand, trade name or service mark for a system of at least four (4) hotels with an average daily room rate for all or substantially all of the hotels in the U.S. during the then most recent full calendar year that is at least sixty percent (60%) of the average daily room rate for Franchise System Hotels.

“Control Transfer” means any transfer (as defined in Section 12.2) of (a) this Agreement (or any interest in this Agreement), (b) the Hotel or all or substantially all of its assets, (c) a Controlling Ownership Interest in Franchisee, whether in one transaction or a series of related transactions (regardless of the time period over which these transfers take place), or (d) a Controlling Ownership Interest in any Controlling Owner (if such Owner is a legal entity), whether in one transaction or a series of related transactions (regardless of the time period over which these transfers take place).

“Controlling Owner” means an individual or legal entity holding a direct or indirect Controlling Ownership Interest in Franchisee.

“Controlling Ownership Interest” in a legal entity means, whether directly or indirectly, either (a) the record or beneficial ownership of, or right to control, fifty percent (50%) or more of equity ownership of the entity, or (b) the effective control of the power to direct or cause the direction of that entity’s management and policies, including a general partnership interest (with respect to an entity that is a partnership) and a manager or managing member interest (with respect to an entity that is a limited liability company), or the power to appoint or remove any such party. In the case of (a) or (b), the determination of whether a “Controlling Ownership Interest” exists is made both immediately before and immediately after a proposed transfer.

“Copyrighted Materials” means all copyrightable materials that Hyatt or its Affiliates periodically develop and Hyatt periodically designates for use in connection with the Hotel System, including the Manual, videotapes, CDs/DVDs, marketing materials (including advertising, promotional, and public relations materials), architectural drawings (including the Design Standards and all architectural plans, designs, and layouts such as, without limitation, site, floor, plumbing, lobby, electrical, and landscape plans), building designs, and business and marketing plans, whether or not registered with the U.S. Copyright Office.

“Core Management” means the general manager, rooms director, director of sales, engineering director, director of food and beverage, director of catering, and controller for the Hotel.

“CRS” means the central reservations system and related services for Franchise System Hotels, as Hyatt may periodically modify it.

“Design Standards” means the standards that Hyatt prescribes for the Hotel System, as in effect on the Effective Date, detailing certain design criteria to be incorporated into the design and layout of the Hotel, as Hyatt determines them in its sole discretion.

“Effective Date” means the date listed on page one of this Agreement, regardless of the date upon which Hyatt and Franchisee sign this Agreement.

“Excluded Costs” is defined in Exhibit C.

“FF&E” means all fixtures; equipment; furnishings; furniture; telephone systems; communications systems; facsimile machines; copiers; signs; the Technology System and other property management, revenue management, in-room entertainment, and other computer and technology systems; and other similar items that Hyatt periodically specifies for the Hotel System.

“Food and Beverage Operations” means all food and beverage operations for Hotel guests and patrons consisting of: (a) restaurant, dining, bar, lounge, and retail food and beverage services; (b) banquet, meeting, event, catering (including outside catering), and room services; and (c) all other food, beverage and related services at the Hotel.

“Force Majeure” means (a) compliance with the orders, requests or recommendations of any federal, state, or municipal government, unless such order, request or recommendation arises because of Hyatt’s or Franchisee’s failure to comply with any applicable law, regulation or ordinance; (b) fire, flood, accident, hurricane, or other calamity or act of God; (c) strikes, embargoes, war, civil disturbance, acts of terrorism or similar events; or (d) any other similar event or cause.

“Franchise System Hotels” means a hotel or resort using the Hotel System and principally identified by either the “HYATT REGENCY®” name or the name “HYATT®” without a Sub-brand Name, whether operated by Hyatt, its Affiliate, or a franchisee or licensee. An example of a hotel that is principally identified by the name “HYATT®” without a Sub-brand Name would be “Hyatt Arlington” or another hotel principally identified by the name “Hyatt” together with a geographic identifier specific to that hotel. However, a timeshare or vacation club resort or lodging facility that operates under the name “Hyatt” is not a Franchise System Hotel.

“GDS” means the global distribution systems that Hyatt periodically authorizes or requires for Franchisee’s Hotel and other similarly situated Franchise System Hotels (subject to Reasonable Deviations). Some current GDS are Sabre, Apollo and Worldspan.

“Gross F&B Revenue” means all gross revenues (including gratuities and service charges) attributable to or payable for Food and Beverage Operations, whether payable to Franchisee or any other party (including any restaurant operator leasing space at the Hotel) operating any Food and Beverage Operations, including all cash, check, barter, credit, debit, and other transactions, whether or not collected, and excluding any taxes that Franchisee or any other party collects and transmits to the appropriate taxing authority. If Franchisee receives any proceeds from any business interruption insurance applicable to the Food and Beverage Operations, then there shall be added to Gross F&B Revenue an amount equal to the imputed gross revenues that the insurer used to calculate those proceeds. Gross F&B Revenue shall be accounted for in accordance with the Uniform System of Accounts. If any other party (including any restaurant operator leasing space at the Hotel) operates any Food and Beverage Operations, then Franchisee acknowledges and agrees that the Gross F&B Revenue reflects amounts payable to such party, not the amounts that such party pays to Franchisee.

“Gross Rooms Revenue” means all gross revenues attributable to or payable for the rental of Hotel guest rooms, including guaranteed no-show revenue and cancellation fees and all cash, check, barter, credit, debit, and other transactions, whether or not collected, at the actual rates charged, reduced by guest room rebates and overcharges (but only if originally included in Gross Rooms Revenue) and excluding any sales or room taxes Franchisee collects and transmits to the appropriate taxing authority. If Franchisee receives any proceeds from any business interruption insurance applicable to loss of revenue due to the non-availability of guest rooms, there shall be added to Gross Rooms Revenue an amount equal to the imputed gross revenue that the insurer used to calculate those proceeds. Gross Rooms Revenue shall be accounted for in accordance with the Uniform System of Accounts.

“Guarantor” means each individual or entity who from time to time guarantees Franchisee’s obligations under this Agreement.

“Hotel” means the Franchise System Hotel located at the Site that Franchisee will operate pursuant to this Agreement. The Hotel includes all structures, facilities, appurtenances, FF&E, entrances, exits, and parking areas located on the Site or any other real property that Hyatt approves for Hotel expansion, signage, or other facilities.

“Hotel System” means the concept and system associated with the establishment and operation of Franchise System Hotels, as Hyatt periodically modifies it. The Hotel System now includes: (a) the Proprietary Marks; (b) all Copyrighted Materials; (c) all Confidential Information; (d) the Design Standards; (e) the CRS; (f) the required or authorized GDS and ADS; (g) the National Directory; (h) management, personnel, and operational training programs, materials, and procedures; (i) System Standards described in the Manual or in other written or electronic communications; (j) marketing, advertising, and promotional programs; and (k) Mandatory Services and Non-Mandatory Services.

“Hotel System Website” means a Website that Hyatt or one or more members of the Hyatt Group develops, maintains and/or authorizes for all or substantially all of the Franchise System Hotel network (and, at Hyatt’s option, other Hyatt-Affiliated Hotels). The National Directory may be part of the Hotel System Website.

“Hyatt-Affiliated Hotels” means the Franchise System Hotels and other hotels that from time to time are owned and/or operated by Hyatt, its Affiliates, or its or their franchisees or licensees under the name “Hyatt” or another brand owned by the Hyatt Group, whether with or without another Sub-brand Name, including Andaz hotels, Grand Hyatt hotels, Park Hyatt hotels, Hyatt Place hotels and Hyatt Summerfield Suites hotels.

“Hyatt Group” means Hyatt and any of its Affiliates who from time to time provide goods or services to Franchisee and/or other Participating Hotels.

“Include” and “including,” whenever used in this Agreement, whether capitalized or not, will mean “including, by way of example, but without limitation.”

“Lender” means the financial institution, if any, that provided or is providing the financing for Franchisee’s acquisition, development, and/or operation of the Hotel.

“Management Arrangement” means any lease, management agreement, or other similar arrangement with any independent entity for all or a part of the Hotel’s operation.

“Mandatory Services” is defined on Exhibit C.

“Manual” means Hyatt’s confidential manuals, as amended from time to time.

“National Directory” means the national directory of Franchise System Hotels, which, at Hyatt’s option, also may be associated with any other hotel brand or other business that Hyatt or its Affiliates own, operate, franchise, license or manage, and may (at Hyatt’s option) be in written, electronic and/or another form that Hyatt periodically specifies.

“Non-Controlling Owner” means any Owner which is not a Controlling Owner.

“Non-Control Transfer” means any transfer (as defined in Section 12.2) of (a) a non-Controlling Ownership Interest in Franchisee, (b) a non-Controlling Ownership Interest in any Controlling Owner (if such Owner is a legal entity), or (c) a Controlling Ownership Interest or non-Controlling Ownership Interest in any Non-Controlling Owner (if such Owner is a legal entity).

“Opening Date” means the date upon which Franchisee first opens the Hotel for business under the “Hyatt®” or “Hyatt® Regency” name (as applicable).

“Non-Mandatory Services” is defined on Exhibit C.

“Owner” means any person holding a direct or indirect ownership interest (whether of record, beneficially, or otherwise) or voting rights in Franchisee, including any person who has a direct or indirect interest in Franchisee, this Agreement, the franchise, or the Hotel and any person who has any other legal or equitable interest, or the power to vest in himself or herself any legal or equitable interest, in their revenue, profits, rights, or assets.

“Participating Hotel” is defined on Exhibit C.

“PIP” means Property Improvement Plan.

“Pre-Opening Period” means the period beginning on the date upon which Hyatt or its Affiliate begins offering the Hotel’s rooms to guests and ending on the Opening Date.

“Pre-Opening Sales Office” means a temporary or permanent sales office at the Site to solicit and accept reservations during the Pre-Opening Period for stays after the Opening Date.

“Proprietary Marks” means the trade names, trademarks, and service marks “Hyatt®” or “Hyatt Regency®” (as applicable) and such other trade names, trademarks, service marks, logos, slogans, trade dress, domain names, and other designations of source and origin (including all derivatives of the foregoing) that Hyatt or its Affiliate periodically develops and Hyatt periodically designates for use in connection with the Hotel System.

“Providers” means providers of products or services for the Hotel.

“Reasonable Business Judgment” means that Hyatt’s action or inaction has a business basis that is intended to benefit the Franchise System Hotel franchise network or the profitability of the network, including Hyatt and its Affiliates, regardless of whether some individual hotels may be unfavorably affected; or to increase the value of the Proprietary Marks; or to increase or enhance overall hotel guest or franchisee or owner satisfaction; or to minimize possible brand inconsistencies or customer confusion.

“Reasonable Deviations” means that, if the market area or unique circumstances of a Franchise System Hotel warrant, then, in Hyatt’s Reasonable Business Judgment, Hyatt may apply an aspect of the Hotel System, System Standard, requirement, fee or other term or condition to the Hotel in a manner which differs from the manner in which that aspect of the Hotel System, requirement, fee or other term or condition applies to one or more other similarly situated Franchise System Hotels.

“Spa Operations” means all spa and related operations and services for Hotel guests and patrons, consisting of all therapy, massage and other treatments, salon services and other spa-related services, if applicable for the Hotel.

“Sub-brand Name” means a sub-brand that is used, together with the name “Hyatt®,” as the name by which four (4) or more hotels that are owned, operated, managed, franchised or licensed by Hyatt or its Affiliates are principally identified. As an example and without limitation, “Park Hyatt,” “Grand Hyatt,” “Hyatt Place” and “Hyatt Summerfield Suites” are Sub-brand names.

“System Standards” means standards, specifications, procedures, and rules for operations, marketing, construction, equipment, furnishings, and quality assurance that Hyatt implements and may periodically modify for Franchise System Hotels.

“Technology System” means certain computer systems, sales and marketing systems, communications equipment and related equipment and supplies that Hyatt or its Affiliate requires for use in similarly situated Franchise System Hotels.

“Uniform System of Accounts” means the Uniform System of Accounts for the Lodging Industry, Tenth Edition, as published by the Educational Institute of the American Hotel and Motel Association, 2006, or a later edition that Hyatt approves.

“Website” means any web page, website, other online or Internet presence or other electronic medium.

EXHIBIT B

to the

HYATT FRANCHISING, L.L.C. FRANCHISE AGREEMENT

THE HOTEL AND AREA OF PROTECTION

Site of the Hotel:	HOTELADDRESS1
HOTELADDRESS2
Hotel name:
Number of Approved Guest Rooms	Rooms

The “Area of Protection” is defined as                                         . The Area of Protection is depicted on the map attached below. However, if there is an inconsistency between the language in this Exhibit B and the attached map, the language in this Exhibit B shall control.

[Insert map here]

FRANCHISEE:

ENTITYNAMECAPS

By:
SIGNEENAME
SIGNEETITLE

Date:

Attest:

FRANCHISOR:

HYATT FRANCHISING, L.L.C.

By:
Senior Vice President

Date:

Attest:

B-1

EXHIBIT C

to the

HYATT FRANCHISING, L.L.C. FRANCHISE AGREEMENT

CENTRALIZED SERVICES

One or more members of the Hyatt Group currently provide certain Centralized Services (defined below) to the Hotel, other Franchise System Hotels and other Hyatt-Affiliated Hotels. “Centralized Services” means those services generally made available by the Hyatt Group from time to time on a central, regional, or other shared or group basis (whether in whole or in part) to Franchise System Hotels and other Hyatt-Affiliated Hotels that the Hyatt Group reasonably determines shall be provided such services. Centralized Services include all of the Mandatory Services and Non-Mandatory Services (each defined below), and also include some other services, programs and benefits that are provided to Hyatt-Affiliated Hotels but are not provided to Franchise System Hotels.

Hyatt may from time to time add to, delete from, and otherwise modify these Centralized Services, the scope of and manner of providing Centralized Services, and the method of allocating costs for Centralized Services among Participating Hotels, including by providing Franchisee a revised version of this Exhibit C. “Participating Hotels” means those Franchise System Hotels and other Hyatt-Affiliated Hotels that participate in the applicable program or benefit provided as part of Centralized Services.

A.	Mandatory Services.

The following are the mandatory Centralized Services that one or members of the Hyatt Group currently provides to Franchise System Hotels and some or all other Hyatt-Affiliated Hotels (the “Mandatory Services”). Franchisee currently must acquire all Mandatory Services only from members of the Hyatt Group or other parties whom Hyatt periodically specifies.

1. Chain Services. The Hyatt Group provides the following group benefits, services and facilities to Participating Hotels: (i) convention, business and sales promotion services (including the maintenance and staffing of the Hyatt Group’s corporate office world wide sales force, national sales forces and regional sales offices located in various parts of the United States and the world); (ii) chain-wide marketing, advertising and public relations services; (iii) the CRS and other related centralized reservations services; (iv) the frequent guest program of the Hyatt Group (including the Hyatt Gold Passport program); and (v) control services for, among others, food and beverage, rooms, accounting, engineering, risk and human resource departments, some or all of which may, from time to time, be provided from a shared services center (the services listed in this subsection (v) are collectively called “Control Services”).

2. Hyatt Gold Passport®. “Gold Passport” means the frequent guest incentive program known as Hyatt Gold Passport®, as the Hyatt Group maintains and periodically modifies the program. Each participating Franchise System Hotel, Grand Hyatt hotel, Park Hyatt hotel, Hyatt International hotel, Hyatt Place hotel, and Hyatt Summerfield Suites hotel currently is assessed four percent (4%) of the eligible published room rate and eligible incidental charges (excluding applicable taxes) if the Gold Passport member chooses points for the stay.

3. Mandatory Search Engine Marketing. “Search Engine Marketing” means the purchase, from search engine providers such as Google™ or Yahoo!®, of key words and related practices (e.g., paying for listing placement) for featured positions of brand, hotel or other marketing messages in response to relevant on-line searches. The Hyatt Group purchases key words that relate to: Hyatt-Affiliated Hotel brands, geographic sets of hotels and individual hotels, and other combinations of hotels (e.g. resorts and spas) and other marketing purposes (e.g. promotional programs).

Search Engine Marketing costs and methods of cost allocation are divided into three categories.

•	Search Engine Marketing for the “Hyatt” brand is funded as part of Centralized Services Costs (defined below).

•

Search Engine Marketing relating to the Hyatt-Affiliated Hotel business segments (e.g., Park Hyatts, Grand Hyatts, resorts, spas, geographic locations and other subsets of Hyatt-Affiliated Hotels) are funded through cost allocation to the Participating Hotels as provided below.

•

Search Engine Marketing relating to individual hotels are funded by the individual hotel, but may be acquired by Participating Hotels as a Non-Mandatory Service (defined below) as further described in Section B.8 below.

The cost of such Search Engine Marketing activities for Hyatt-Affiliated Hotel business segments will be allocated to the Participating Hotels in the year in which the reservation is made. The cost allocation to each Participating Hotel for business segment Search Engine Marketing is in proportion to the amount of gross room reservations revenue (without regard to cancellations) produced at each hotel by the particular Search Engine Marketing activity in relation to the volume thereof for all other Participating Hotels within the applicable business segment.

4. Mandatory Technology Services. The Hyatt Group provides mandatory technology services to Participating Hotels for automated management systems including property management, revenue management, point-of-sale, sales and marketing, catering and convention services, telecommunications, local and wide area networks, electronic mail, central databases and reporting, reservations, group business services, transient business automation systems, budgeting and financial reporting systems, human resources systems, and spa systems. Hyatt requires the installation of standard applications and technology for these systems in the Hotel.

The Hyatt Group has an internal technology staff (“Hyatt IT”) responsible for architecture, program management, business innovation, application development, and support services. In addition, Hyatt IT oversees technology services, including software and hardware support, maintenance, deployment, installation and related services provided to Franchise System Hotels and certain other Hyatt-Affiliated Hotels through technology agreements with providers including Computer Sciences Corporation (“CSC”). CSC is a Fortune 500 publicly traded company formed in 1959 that is not part of the Hyatt Group. The Hyatt Group also utilizes other unaffiliated vendors to provide technology services to Franchise System Hotels and certain other Hyatt-Affiliated Hotels such as, for example, I.B.M., AT&T, Logicalis, DB Technology, Hewlett Packard, Lanyon, NCR and Patni Systems.

Each Participating Hotel pays for the costs of the technology systems in use at that hotel. For each such system, the Hyatt Group allocates the annual costs of technology services on the same basis to all Participating Hotels using that particular technology system (e.g., the number of personal computers in the hotel in relation to the number of personal computers in all Participating Hotels, or the number of point-of-sale servers in the hotel in relation to the number of point-of-sale servers in all such Participating Hotels, or, with respect to group service automation, the number of rooms occupied by groups at the hotel in relation to the total number of rooms occupied by groups at all such Participating Hotels, or, with respect to the costs of transient business automation systems, the number of rooms occupied by transient guests at the hotel in relation to the total number of rooms occupied by transient guests in all such Participating Hotels, or, with respect to the costs of electronic mail, the number of electronic mail addresses at the hotel in relation to the number of electronic mail addresses in all such Participating Hotels, or on actual usage based on a combination of the foregoing), in each case without mark-up or profit to the Hyatt Group. Costs associated with certain technology personnel employed by the Hyatt Group are similarly allocated.

One of the specific applications supported by these technology services is the Wide Area Network (WAN), a private communication network among Franchise System Hotels and certain other Hyatt-Affiliated Hotels, the central reservations center, the Hyatt Group’s corporate office, divisional offices and other important points of contact within the Hyatt chain. Among other things, the WAN permits the central reservations center to transmit reservations to the applicable hotel, provides hotel access to the Hyatt Group’s applications and databases, and allows the Hyatt Group to gather, process and use information from each hotel and the central reservations center for, among other things, sales purposes and various financial and other analyses. The WAN also is the delivery mechanism utilized for the Hyatt Group’s electronic mail system. To connect to the WAN, a hotel must deploy an MPLS circuit provided by AT&T, with AT&T providing the required router. In operating the WAN, the Hyatt Group incurs expenses including telephone support from customer service employees of CSC for hardware and communications, telephone line charges, circuit costs and certain other third party costs. From time to time, as new equipment is added to the WAN, the cost of leasing the equipment, or an amortization of the equipment cost (depending on whether the equipment is leased or purchased), is charged to each Participating Hotel connected to the WAN as part of the operating costs of the system. Each Participating Hotel connected to the WAN pays its share of these network operating charges, without profit or mark-up, based on the number of hotels connected to the WAN. Participating Hotels are invoiced directly from AT&T for their MPLS circuits.

5. Other Reservations Services. In addition to the central reservations center, the costs of which are allocated to each Participating Hotel as part of the Centralized Services Costs (defined below), global distribution systems (principally airline reservations systems such as Sabre, Apollo, and Worldspan) accept reservations for Participating Hotels and confirm the reservations with the Hyatt Group through the central reservations center. These supplemental reservations systems charge the Hyatt Group a reservations fee or similar charge, currently averaging approximately $5.25 per reservation, which the Hyatt Group passes on to the hotel receiving the reservation at cost without mark-up or profit to the Hyatt Group.

The Hyatt Group enters into agreements with third parties to process reservations centrally for individuals within group blocks, either electronically or via phone. Such reservations would ordinarily be directed to each individual Participating Hotel to process manually. The electronic costs are either paid by the hotel directly or passed through to the hotel without markup. When these reservations are confirmed over the phone through the central reservations office, a fee of approximately $5.25 per reservation is charged to the hotel.

6. Mandatory Contracts. The Hyatt Group from time to time negotiates contracts (“Mandatory Contracts”) with vendors or providers of services that necessitate mandatory participation by all Franchise System Hotels (such as credit card acceptance agreements, music license agreements and certain telecommunications agreements) or by certain Franchise System Hotels (e.g. hotels in a certain business segment). While the Hyatt Group currently does not receive any fees, rebates or commissions under, or with respect to, these Mandatory Contracts, certain of the Mandatory Contracts may provide for promotional or other allowances that are then allocated among Participating Hotels as the Hyatt Group determines (or as required by the vendor or supplier in question) or utilized for promotional activities benefiting all or substantially all Participating Hotels.

7. Airline Miles. If a guest chooses to receive airline miles as a result of his or her stay, the Participating Hotel is charged the actual cost of those miles charged to the Hyatt Group by the respective airline partner, and the guest will then not be entitled to Gold Passport points.

8. Other Corporate Services. The Hyatt Group provides a number of other corporate services and programs for the benefit of Participating Hotels for which reimbursement is made on a cost recovery basis, including taxes, if applicable. These services and programs include group sales promotional programs and events sponsored by two (2) or more Participating Hotels, property evaluations, quality assurance manuals, security services, certain training programs and other various services. Costs are allocated among hotels that receive these services or participate in these programs pursuant to program-specific allocation formulas that the Hyatt Group develops. To illustrate, sales events are billed back to Participating Hotels according to three distinct formulae: (1) for events such as trade shows where customers are not readily identifiable, hotels are billed back based on the number of hotels attending (participation method); (2) for customer-only events where customers are readily identifiable, hotels are billed back based on revenue production by each hotel from customers attending the event (production method); or (3) for other events, and most frequently used, hotels are billed back using a hybrid allocation calculated using fifty percent (50%) of the participation method and fifty percent (50%) of the production method. Training and other corporate meetings are billed back to Participating Hotels based on attendance.

B.	Non-Mandatory Services.

The following are the Centralized Services that one or more members of the Hyatt Group currently provides to Franchise System Hotels and some or all other Hyatt-Affiliated Hotels and which are not Mandatory Services (the “Non-Mandatory Services”). Hyatt currently does not require Franchise System Hotels to acquire Non-Mandatory Services from the Hyatt Group.

1. FF&E Purchasing Services. Rosemont Project Management, L.L.C. offers purchasing services to Franchise System Hotels and certain other Hyatt-Affiliated Hotels for the purchase of furniture, fixtures and equipment which, together with renovation-related services, are typically subject to a separate contract and fee structure (which includes a profit component). Each Franchise System Hotel may determine whether and the extent to which to use the foregoing purchasing services.

2. Purchasing Services. The Hyatt Group makes various goods and services available to Franchise System Hotels and certain other Hyatt-Affiliated Hotels through a centralized purchasing program currently administered by Avendra, LLC (“Avendra”), a procurement services company in which Hyatt’s Affiliate has a minority ownership interest. Other than sponsorship funds from Avendra vendors used to defray meeting costs otherwise allocable to Participating Hotels, the Hyatt Group receives no fees, commissions or other remuneration in connection with such purchasing services.

Under the terms of the Hyatt Group’s current Procurement Services Agreement with Avendra effective January 1, 2007 (currently set to expire December 31, 2011), Avendra is entitled to charge a specified fee on purchases made by Franchise System Hotels and certain other Hyatt-Affiliated Hotels through its programs, typically based on a percentage of the actual cost of the goods or services being purchased. All unrestricted allowances, fees or commissions made available by vendors or distributors on purchases made by a hotel, after payment of Avendra’s fee on those purchases, are returned to that hotel.

Individual Franchise System Hotels determine whether, and the extent to which, to use Avendra’s services (other than as stated under Mandatory Contracts above), although it would be impracticable to purchase certain products, such as bathroom amenities, made specifically for Hyatt-Affiliated Hotels elsewhere. The Hyatt Group’s corporate personnel provide on-going oversight of the Hyatt Group’s customer relationship with Avendra. The cost of providing this oversight is allocated among Franchise System Hotels and certain other Hyatt-Affiliated Hotels in a manner determined by the Hyatt Group without premium, profit or mark up to the Hyatt Group.

Any distributions by Avendra to a Hyatt’s Affiliate on account of that Affiliate’s minority equity interest, including distributions attributable to the sale of all or any portion of its investment in Avendra, net of taxes and related administrative expenses, will be used for the benefit of all Hyatt-Affiliated Hotels as determined by the Hyatt Group.

3. Remote Call Forwarding. The Hyatt Group currently offers Franchise System Hotels and certain other Hyatt-Affiliated Hotels the option of forwarding reservations calls received at a hotel to the centralized reservations center when on-site personnel are unavailable to process potential reservations. The cost of remote call forwarding is charged on a per-call basis, which currently is approximately $2.00 per call, to all Participating Hotels. Each Franchise System Hotel may determine whether to elect to use such remote call forwarding services.

4. Other Corporate Services. The Hyatt Group corporate office may provide temporary employees to fill vacancies or provide additional staffing to Franchise System Hotels and certain other Hyatt-Affiliated Hotels. The Participating Hotel is charged for the actual cost of these employees.

5. Other Related Party Transactions. Apart from the services described above, Franchise System Hotels and certain other Hyatt-Affiliated Hotels routinely engage in a number of transactions with other Hyatt-Affiliated Hotels. For example, an individual hotel may engage in transactions with other Hyatt-Affiliated Hotels whereby the hotel is billed by another Hyatt-Affiliated Hotel or, conversely, bills another Hyatt-Affiliated Hotel, for reasons such as staff utilization (e.g., during periods of high demand).

6. Technology Services. The Hyatt Group provides some technology systems and services as Non-Mandatory Services, including certain point of sale systems, report automation, call accounting, e-mail/blackberry systems, FIT sales, and some telecommunication services.

7. Coordinated Marketing Programs. The Hyatt Group conducts certain joint marketing programs on behalf of a hotel together with one or more, but less than all, other Franchise System Hotels or other Hyatt-Affiliated Hotels. These programs are designed to serve a common business need for a subset of hotels (e.g., resort hotels or commercial hotels). The Hyatt Group’s Corporate Marketing Department, in consultation with and subject to the approval of each hotel’s general manager, annually determines the hotel’s participation in specific marketing programs based on the hotel’s business needs. In all cases, a hotel is allocated its prorata share of each coordinated marketing program in which it participates, based on each hotel’s business mix and associated rooms revenues relative to the other hotels participating in such program.

8. Optional Search Engine Marketing. The Hyatt Group conducts Search Engine Marketing relating to individual Franchise System Hotels as Non-Mandatory Services. Individual hotels pay the costs for Search Engine Marketing that relates only to those individual hotels.

C.	Centralized Services Costs and Centralized Services Charges

The Hotel will be charged for its equitably allocable share of Centralized Services Costs attributable to the Centralized Services in which the Hotel participates (or is obligated to participate) in accordance with this Section C. The Hotel’s Centralized Services Charges will be determined on the same basis as such amounts are determined for similarly-situated Franchise System Hotels that are Participating Hotels for the applicable Centralized Service, subject to Reasonable Deviations. Hyatt may, from time to time in its reasonable discretion, change the method of allocating Centralized Services Costs among Participating Hotels, provided that the method of allocation shall at all times be determined on a reasonable, equitable and non-discriminatory basis.

1. Centralized Services Costs. “Centralized Service Costs” means, with respect to any of the Centralized Services in which the Hotel participates (or is required to participate), all costs actually incurred or properly accrued by any member of Hyatt Group during the period of determination in respect of the provision of such Centralized Services, including (v) any costs or expenses payable to third party vendors or employees of any member of the Hyatt Group (including support personnel) directly engaged in the rendition of such Centralized Services, (w) occupancy costs, (x) costs of equipment leases and capital improvements, (y) administrative expenses allocable to such services, and (z) allocation of related carrying costs. In any case in which employees of the Hyatt Group devote less than all of their time to the provision of the applicable Centralized Services, employee costs shall be allocated in a reasonable manner determined in good faith by the Hyatt Group to reflect the portion of time devoted by such employees to such Centralized Services. Other shared costs such as occupancy costs, utilities, and the like relating only partially to Centralized Services shall likewise be allocated by the Hyatt Group to Centralized Services Costs on a fair and reasonable basis as determined in good faith by the Hyatt Group so as to reflect, as nearly as reasonably possible, the portion of such costs fairly and reasonably attributable to the provision of Centralized Services. Any such allocation of shared personnel or other costs made by the Hyatt Group in good faith and with the intention of fairly allocating such costs shall be binding on the parties hereto. Centralized Services Costs shall include the actual costs incurred by the Hyatt Group and shall not be subject to any mark up, premium or profit on any Mandatory Services, but may include a profit or mark up component on Non-Mandatory Services as described above or as determined by the Hyatt Group. To the extent that any member of the Hyatt Group receives (i) a fee or cost reimbursement from any third party, hotel, or hotel chain (including any hotel that is not a Franchise System Hotel or other Hyatt-Affiliated Hotel) in consideration of the provision of one or more of the Centralized Services to such third party, hotel or hotel chain, or (ii) any rebates, commissions or discounts from vendors or service providers whose costs are included as part of Centralized Services Costs, such amounts so received (including any profit element) will be offset against Centralized Services Costs. There shall likewise be credited against Centralized Services Costs with respect to any period any amounts that any member of the Hyatt Group is entitled to be paid in respect of Centralized Services furnished during such period to hotels participating in Centralized Services that (because they are under construction or are otherwise being prepared for opening), are not included (or, if partially included, to the extent not so included) in the group of hotels among which Centralized Services Costs are then being allocated.

Centralized Services Costs for Control Services shall not include any amounts for the Hyatt Group’s overhead in providing headquarters support to the Hotel’s management team or supervision over the management of any regional or shared services offices.

2. Centralized Services Charges. “Centralized Services Charges” means the amounts that the Hyatt Group charges the Hotel for that Hotel’s equitably allocable share of the Centralized Services Costs attributable to the Centralized Services in which the Hotel participates (or is obligated to participate) as described above in this Exhibit C or periodically determined by the Hyatt Group.

EXHIBIT D

to the

HYATT FRANCHISING, L.L.C. FRANCHISE AGREEMENT

INTENTIONALLY OMITTED

D-1

GUARANTY AND ASSUMPTION OF OBLIGATIONS

THIS GUARANTY AND ASSUMPTION OF OBLIGATIONS is given this          day of                     , 200    , by

                                                                                                                                                                                                                 .

In consideration of, and as an inducement to, the execution of that certain Franchise Agreement (the “Agreement”) on this date by Hyatt Franchising, L.L.C. (“Hyatt”), each of the undersigned personally and unconditionally (a) guarantees to Hyatt and its successors and assigns, for the term of the Agreement (including extensions) and afterward as provided in the Agreement, that                                          (“Franchisee”) will punctually pay and perform each and every undertaking, agreement, and covenant set forth in the Agreement (including any amendments or modifications of the Agreement) and (b) agrees to be personally bound by, and personally liable for the breach of, each and every provision in the Agreement (including, without limitation, any amendments or modifications of the Agreement), both monetary obligations and obligations to take or refrain from taking specific actions or to engage or refrain from engaging in specific activities, including the confidentiality, transfer, and arbitration requirements.

Each of the undersigned acknowledges that he, she or it is either an owner (whether direct or indirect) of Franchisee or otherwise has a direct or indirect relationship with Franchisee or its affiliates,, that he, she or it will benefit significantly from Hyatt’s entering into the Agreement with Franchisee, and that Hyatt will not enter into the Agreement unless the each of the undersigned agrees to sign and comply with the terms of this Guaranty.

Each of the undersigned consents and agrees that: (1) his, her or its direct and immediate liability under this Guaranty will be joint and several, both with Franchisee and among other guarantors; (2) he, she or it will render any payment or performance required under the Agreement upon demand if Franchisee fails or refuses punctually to do so; (3) this liability will not be contingent or conditioned upon Hyatt’s pursuit of any remedies against Franchisee or any other person; (4) this liability will not be diminished, relieved, or otherwise affected by any extension of time, credit, or other indulgence that Hyatt may from time to time grant to Franchisee or any other person, including, without limitation, the acceptance of any partial payment or performance or the compromise or release of any claims (including the release of other guarantors), none of which will in any way modify or amend this Guaranty, which will be continuing and irrevocable during and after the term of the Agreement (including extensions) for so long as any performance is or might be owed under the Agreement by Franchisee or any of its guarantors and for so long as Hyatt has any cause of action against Franchisee or any of its guarantors; and (5) this Guaranty will continue in full force and effect for (and as to) any extension or modification of the Agreement and despite the transfer of any direct or indirect interest in the Agreement or Franchisee, and each of the undersigned waives notice of any and all renewals, extensions, modifications, amendments, or transfers.

Each of the undersigned waives: (i) all rights to payments and claims for reimbursement or subrogation that any of the undersigned may have against Franchisee arising as a result of the undersigned’s execution of and performance under this Guaranty; and (ii) acceptance and notice of acceptance by Hyatt of his, her or its undertakings under this Guaranty, notice of demand for payment of any indebtedness or non-performance of any obligations hereby guaranteed, protest and notice of default to any party with respect to the indebtedness or nonperformance of any obligations hereby guaranteed, and any other notices to which he, she or it may be entitled. The undersigned expressly acknowledge that the obligations hereunder survive the termination of the Agreement.

If Hyatt is required to enforce this Guaranty in a judicial or arbitration proceeding and prevails in such proceeding, Hyatt shall be entitled to reimbursement of Hyatt’s costs and expenses, including, but not limited to, reasonable accountants’, attorneys’, attorneys’ assistants’, arbitrators’, and expert witness fees, costs of investigation and proof of facts, court costs, other litigation expenses, and travel and living expenses, whether incurred prior to, in preparation for, or in contemplation of the filing of any such proceeding. If Hyatt is required to engage legal counsel in connection with any failure by the undersigned to comply with this Guaranty, the undersigned shall reimburse Hyatt for any of the above-listed costs and expenses Hyatt incurs even if Hyatt does not commence a judicial or arbitration proceeding.

IN WITNESS WHEREOF, each of the undersigned has affixed his, her or its signature on the same day and year as the Agreement was executed.

GUARANTOR(S)	PERCENTAGE OF OWNERSHIP IN FRANCHISEE

%
%
%
%
%

2